Exhibit 10.4

Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

Execution Version

BY AND BETWEEN

GALDERMA RESEARCH & DEVELOPMENT SNC

and

CLEMENTIA PHARMACEUTICALS INC.

March 29, 2017

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	GRANT OF LICENSES; EXCLUSIVITY		15
	2.1	Grant of Licenses to Clementia	15
	2.2	Exclusivity	16
	2.3	Additional Indication Request	17
	2.4	Potential License to Galderma	17
	2.5	Effect of Change of Control Transaction	17

3.	DEVELOPMENT PROGRAM		18
	3.1	Development Program	18
	3.2	Responsibility for Development	18
	3.3	Engagement of Third Party Contractors	19
	3.4	Development Diligence	19
	3.5	Compliance	20
	3.6	Reports	20
	3.7	Supply of Exclusive Licensed Compounds	20
	3.8	Manufacture and Supply: Know-How Transfer	20
	3.9	Right to Supply of Additional Compound	22

4.	REGULATORY ACTIVITIES - SAFETY		22
	4.1	Transfer of Regulatory Filings	22
	4.2	Responsibilities of the Parties	22

5.	COMMERCIALIZATION OF LICENSED PRODUCTS		22
	5.1	Preparation of Commercialization Plan	22
	5.2	Responsibility for Commercialization of Licensed Products	23
	5.3	Commercialization Diligence	23
	5.4	Compliance	23
	5.5	Cooperation	23
	5.6	Commercialization Reports	24

6.	CONSIDERATION		24
	6.1	Upfront Licensing Fee	24
	6.2	Milestone Payments	24
	6.3	Payment of Royalties; Royalty Rates	24
	6.4	Payment Dates and Reports	26
	6.5	Records; Audit Rights	26
	6.6	Overdue Payments	27
	6.7	Payments; Withholding Tax	27

7.	TREATMENT OF CONFIDENTIAL INFORMATION; PUBLICITY		28
	7.1	Confidentiality	28
	7.2	Publicity	29
	7.3	Publications or Presentations	29
i Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

	7.4	Use of Proprietary Materials	29

8.	INTELLECTUAL PROPERTY RIGHTS		30
	8.1	Galderma Intellectual Property Rights	30
	8.2	Clementia Intellectual Property Rights	30
	8.3	Patent Coordinators	30

9.	FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS		30
	9.1	Patent Filing, Prosecution and Maintenance	30
	9.2	Enforcement and Defense	32
	9.3	Patent Term Extension and Orange Book Listing	33

10.	TERM AND TERMINATION		34
	10.1	Term	34
	10.2	Termination	34
	10.3	Consequences of Termination of Agreement	35
	10.4	Surviving Provisions	38

11.	REPRESENTATIONS AND WARRANTIES		38
	11.1	Mutual Representations and Warranties	38
	11.2	Additional Representations of Galderma	39
	11.3	Warranty Disclaimer	40
	11.4	No Warranty of Success	40

12.	INDEMNIFICATION; INSURANCE		40
	12.1	Indemnification of Galderma by Clementia	40
	12.2	Indemnification of Clementia by Galderma	41
	12.3	Conditions to Indemnification	41
	12.4	Limited Liability	41
	12.5	Insurance	41

13.	MISCELLANEOUS		42
	13.1	Arbitration	42
	13.2	Equitable Relief	43
	13.3	Notices	43
	13.4	Governing Law	44
	13.5	Binding Effect	44
	13.6	Headings	44
	13.7	Counterparts	44
	13.8	Amendment; Waiver	44
	13.9	Third Party Beneficiaries	44
	13.10	Purposes and Scope	44
	13.11	Assignment and Successors	45
	13.12	Force Majeure	45
	13.13	Interpretation	45
	13.14	Integration; Severability	46
	13.15	Further Assurances	46
ii Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

13.16	Expenses	46
13.17	Intellectual Property	46

List of Schedules

Schedule I	Additional Compound

Schedule 2	Licensed Compounds

Schedule 3	Initial Indications

Schedule 4	Licensed Patent Rights

Schedule 5	Initial Exclusive Licensed Compounds
iii Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of March 29, 2017 (the “Effective Date”) by and between Galderma Research & Development SNC, a société en nom collectif organized under the laws of France having its principal address of Les Templiers, 2400 route des Colles, 06410 Biot, France (“Galderma”), and Clementia Pharmaceuticals Inc., a corporation organized under the federal laws of Canada having its principal address of 4150 Saint-Catherine West, Suite 550, Montreal, Canada H3Z 2Y5 (“Clementia”). Each of Galderma and Clementia is sometimes referred to individually herein as a “Party” and collectively the “Parties”.

RECITALS

WHEREAS, pursuant to the terms of the Exclusive Evaluation and Option Agreement (as defined below), Clementia was granted an exclusive option to obtain an exclusive license to develop, make and use the Licensed Compounds within the Clementia Field (as defined below) and to research, make, develop, register and commercialize Licensed Products for all uses within the Clementia Field ; and

WHEREAS, Clementia exercised the Exclusive Commercialization Option (as defined in the Exclusive Evaluation and Option Agreement) and, pursuant to the terms of the Exclusive Evaluation and Option Agreement, the Parties have agreed to enter into this Agreement in accordance with the terms thereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.                  DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified herein.

1.1              “Additional Compound” means the Adapalene analogue CD-1530 described more fully on Schedule 1 attached hereto and incorporated herein by reference.

1.2              “Additional Indication” means any Indication, condition or treatment that is not included in the Galderma Field or in the Clementia Field, as the Clementia Field may be expanded pursuant to this Agreement.

1.3              “Adverse Event” means any untoward medical occurrence in a Clinical Trial subject or patient who is administered a Licensed Compound or Licensed Product, whether or not considered related to such Licensed Compound or Licensed Product, including any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease associated with the use of such Licensed Compound or Licensed Product.

1.4              “Affiliate” means, with respect to either Party, any Person that directly or indirectly controls, is controlled by or is under common control with such Party. For purposes of

Schedule 5-1 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

this definition, the term “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) meaning direct or indirect ownership of fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person or the power to direct the management of such Person.

1.5              “Annual Net Sales” shall mean the cumulative worldwide Net Sales of an applicable Licensed Product in a given Calendar Year.

1.6              “Applicable Laws” means any national , international, federal, state or local laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements of any Regulatory Authority, national securities exchanges or securities listing organizations, that are in effect from time to time during the Term and apply to a particular activity hereunder.

1.7              “Bankruptcy Code” means, as applicable, the U.S. Bankruptcy Code, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder or the bankruptcy laws of any Governmental Authority, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder or any applicable bankruptcy laws of any other country or competent Governmental Authority, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder.

1.8              “Business Day” means any day other than a Saturday or Sunday on which banking institutions in New York, New York are open for business.

1.9              “Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that, the final Calendar Quarter shall end on the last day of the Term.

1.10          “Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that, the final Calendar Year shall end on the last day of the Term.

1.11          “Change of Control” means a transaction or series of related transactions (including any merger, consolidation, share exchange, reorganization or combination) involving Galderma and any Third Party that results in (a) the holders of outstanding voting securities of Galderma immediately prior to such transaction ceasing to hold at least fifty percent (50%) of the combined outstanding voting power of Galderma or of the surviving or continuing entity, immediately after such transaction or series of transactions; (b) any Third Party becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of Galderma, including as a single Third Party all Third Parties, who act together as a “group” for purposes of acquiring shares of a Party, as referenced in Section 13(d) of the Securities Exchange Act of 1934, as amended; or (c) the sale or other disposition to a Third Party of all or substantially all of Galderma’s assets or business to which this Agreement relates.

2 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

1.12          “Claim” means a Galderma Indemnity Claim or a Clementia Indemnity Claim, as applicable.

1.13          “Clementia Background Know-How” means any Know-How that is used by Clementia, or provided by Clementia for use, in the conduct of the Development Program and/or in connection with the Commercialization of any Licensed Product and that is (a) Controlled by Clementia as of the Effective Date or (b) conceived or first reduced to practice by employees of, or consultants to, Clementia after the Effective Date outside of the conduct of the Development Program and/or the Commercialization of any Licensed Product. For clarity, Clementia Background Know-How shall not include Clementia Program Know-How.

1.14          “Clementia Background Patent Rights” means any Patent Rights that contain one or more claims that cover Clementia Background Know-How.

1.15          “Clementia Field” means all prophylactic, therapeutic and diagnostic uses for (a) the Initial Indications and (b) any Additional Indications that are added to the Clementia Field pursuant to Section 2.3.

1.16          “Clementia Know-How” means, collectively, Clementia Background Know-How and Clementia Program Know-How.

1.17          “Clementia Materials” means any Proprietary Materials that are Controlled by Clementia and used by Clementia in the conduct of the Development Program and/or the Commercialization of any Licensed Product.

1.18          “Clementia Patent Rights” means collectively, Clementia Background Patent Rights and Clementia Program Patent Rights.

1.19          “Clementia Program Patent Rights” means any Patent Rights that contain one or more claims that cover Clementia Program Know-How.

1.20          “Clementia Program Know-How” means any Program Know-How that is first conceived or reduced to practice by employees of, or consultants to, Clementia, alone or jointly with any Third Party, in the conduct of the Development Program and/or the Commercialization of any Licensed Product.

1.21          “Clinical Data” means any and all data (together with all clinical trial reports and the results of analyses thereof) derived or generated from any Clinical Trial involving any Licensed Compound conducted by or on behalf of Clementia or from the testing of subjects or the analysis of samples used in any such Clinical Trial.

1.22          “Clinical Trial” means, collectively, any Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial or Phase IV Clinical Trial.

1.23          “Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of a Licensed Product including (a) activities directed to marketing, promoting, detailing, distributing, importing, selling and offering to sell that Licensed Product; (b) conducting Phase IV Clinical Trials with respect to that Licensed Product; (c)

3 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

interacting with Regulatory Authorities regarding the above; and (d) seeking pricing approvals and reimbursement approvals (as applicable) for that Licensed Product in the Territory. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.24          “Commercialization Plan” means the written plan for the Commercialization by Clementia of any Licensed Product, as such written plan may be amended, modified or updated in accordance with Section 5.6(b).

1.25          “Commercially Reasonable Efforts” means, with respect to the activities of Clementia in the Development and/or Commercialization of a Licensed Compound or Licensed Product, the efforts and resources comparable to those that would be undertaken by a research based biotechnology company in the development, manufacture or commercialization of any retinoic acid receptor gamma agonist that is at a similar stage of development and has comparable market potential as such Licensed Compound or Licensed Product, taking into account, in any such case, all relevant factors including, as applicable, the stage of development, efficacy and safety relative to competitive products in the marketplace, actual or anticipated Regulatory Authority approved labeling, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), the cost and likelihood of obtaining regulatory approval and actual or projected profitability. For purposes of clarity, Commercially Reasonable Efforts shall be determined on a market-by-market basis for each Licensed Compound or Licensed Product, and it is anticipated that the level of effort may be different for different markets and may change over time, reflecting changes in the status of each Licensed Compound or Licensed Product involved.

1.26          “Compound-Specific Exclusivity Period” means, with respect to any Exclusive Licensed Compound, the period commencing on the date (which may be the Effective Date) [*****].

1.27          “Confidential Information” means (a) with respect to Galderma, all information, Know-How and Proprietary Materials that are Licensed Know-How, Licensed Patent Rights or Galderma Materials; and (b) with respect to Clementia, (i) all New Licensed Compound-Specific Patent Rights and/or New Licensed Compound-Specific Know-How, and (ii) all Clementia Program Know-How and all information, Know-How and Proprietary Materials that are Clementia Background Know-How or Clementia Materials that are, in any case, disclosed or provided by or on behalf of a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) or to any of the Receiving Party’s employees, consultants or Affiliates, including all Confidential Information disclosed under the Confidential Disclosure Agreement by and between the Parties with the effective date of 8 April 2014; provided, that, none of the foregoing shall be Confidential Information if: (1) as of the date of disclosure, it is known to the Receiving Party or its Affiliates as demonstrated by contemporaneous credible written documentation, other than by virtue of a prior confidential disclosure to such Receiving Party; (2) as of the date of disclosure it is in the public domain, or it subsequently enters the public domain through no fault of the Receiving Party; (3) it is obtained by the Receiving Party from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (4) it is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party as demonstrated by contemporaneous

4 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

credible written documentation. For clarity, (x) unless excluded from Confidential Information pursuant to the preceding sentence, any scientific, technical , manufacturing or financial information, including Data and information disclosed through an audit report, Commercialization Report, Development Report or other report, shall constitute Confidential Information of the Disclosing Party, and (y) any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party. Notwithstanding anything herein to the contrary, the terms of this Agreement shall constitute Confidential Information of each Party.

1.28          “Control” or “Controlled” means (a) with respect to Know-How or Patent Rights, the possession by a Party of the right to grant a license or sublicense to such Know-How or Patent Rights as provided herein without violating the terms of any agreement or arrangement with any Third Party, and without violating any Applicable Laws and (b) with respect to Proprietary Materials, the possession by a Party of the right to supply such Proprietary Materials to the other Party as provided herein without violating the terms of any agreement or arrangement with any Third Party, and without violating any Applicable Laws. For clarity, no Party (or Affiliate of a Party, as applicable) shall be deemed to Control any Know-How, Proprietary Materials or Patent Rights by virtue of the license grants to that Party from or by the other Party as set forth in this Agreement.

1.29          “Cover” or “Covered” means, with respect to any Licensed Compound or Licensed Product that the manufacture, use, offer for sale, sale, import or export of such Licensed Compound or Licensed Product in a particular country by an unlicensed Third Party would infringe a Valid Claim.

1.30          “CTA” means: (a) a clinical trial application or any successor application or procedure required to initiate clinical testing in the European Union of any Licensed Product in humans and (b) all supplements and amendments to any of the foregoing.

1.31          “Data” means results, data, and analyses thereof, including non-clinical data and Clinical Data involving any Licensed Compound or Licensed Product derived or generated by or on behalf of Clementia pursuant to this Agreement.

1.32          “Development” or “Develop” means, with respect to any Licensed Product, all non-clinical and clinical drug development activities that are undertaken after the Effective Date as part of the Development Program up through and including the completion of Phase III Clinical Trials with respect to that Licensed Product, including the preparation and filing of Regulatory Filings and all regulatory affairs related to the foregoing. When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning. For clarity, “Development” shall not include any Commercialization activities.

1.33          “Development Plan” means the written plan for the Development activities to be conducted by Clementia with respect to any Licensed Product, as such written plan may be amended, modified or updated in accordance with Section 3.1.2.

5 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

1.34          “Development Program” means the Development activities to be conducted by Clementia during the Term with respect to any Licensed Product as set forth in the Development Plan.

1.35          “DMF” means a Drug Master File maintained with a Regulatory Authority in any country within the Territory.

1.36          “Drug Approval Application” means, with respect to each Licensed Product in any country in the Territory, an application for Marketing Authorization for such Licensed Product in such country, including: (a) an NDA or MAA; (b) a counterpart of an NDA or MAA in any country in the Territory; and (c) all renewals, supplements and amendments to any of the foregoing.

1.37          “EMA” means the European Medicines Agency or any successor agency or authority thereof.

1.38          “European Union” or “EU” means the countries of the European Union, as the European Union is constituted as of the Effective Date and as it may be expanded from time to time..

1.39          “Exclusive Evaluation and Option Agreement” means the Exclusive Evaluation and Option and Exclusive Option Agreement by and between the Parties dated as of April 1, 2016.

1.40          “Executive Officers” means the VP Business Development & Strategy of Galderma and the Chief Executive Officer of Clementia.

1.41          “Exclusive Licensed Compound” means a Licensed Compound listed on Schedule 5 or for which Clementia has notified Galderma that it will commence Development as described in Section 3.1.1.

1.42          “FDA” means the United States Food and Drug Administration, or any successor agency or authority thereto.

1.43          “FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

1.44          “First Commercial Sale” means, with respect to any Licensed Product in any country in the Territory, the first sale, transfer or disposition for value to an end user of that Licensed Product in that country after Marketing Authorization for any Licensed Product has been received in that country; provided, that, the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or distributor (unless the Affiliate or distributor is the last entity in the distribution chain of any Licensed Product), (b) any use of a Licensed Product in Clinical Trials, pre-clinical studies or other research or Development activities, or (c) the disposal or transfer of any Licensed Product for a bona fide charitable purpose, including compassionate use and/or “named patient sales”.

6 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

1.45          “Force Majeure” means any occurrence beyond the reasonable control of a Party that (a) prevents or substantially interferes with the performance by such Party of any of its obligations hereunder and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, casualty or accident, or war, revolution, civil commotion, act of terrorism, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government.

1.46          “Galderma Field” means the diagnosis and treatment of (a) dermatologic diseases or conditions; (b) aesthetic and corrective Indications; and (c) cosmetics, in each case, for skin, mucous membrane, hair and nails. For purposes of clarity, the determination of conditions or Indications that are included as part of the Galderma Field shall be made independent of whether Regulatory Approval for use of a Licensed Compound for such Indication is required or has been obtained.

1.47          “Galderma Materials” means any Proprietary Materials that are Controlled by Galderma and provided to Clementia for use in the conduct of the Development.

1.48          “Galderma Third Party Manufacturer” means any Third Party with which Galderma has an agreement to manufacture a Licensed Compound.

1.49          “Good Laboratory Practice” or “GLP” means the then-current Good Laboratory Practice Standards promulgated or endorsed by the FDA or in the case of any other country in the Territory, comparable regulatory standards promulgated or endorsed by that country, including those procedures expressed in or contemplated by any Regulatory Filings.

1.50          “Good Manufacturing Practice” or “GMP” means the then-current Good Manufacturing Practices that apply to the manufacture (including clinical or commercial supply) of any Licensed Compound and/or any Licensed Product, including, the United States regulations set forth under Title 21 of the United States Code of Federal Regulations, parts 210 and 211, as may be amended from time-to-time, as well as all applicable guidance published from time-to- time by the FDA and the International Conference on Harmonization Guidelines ICHQ7A Good Manufacturing Practice Guidance for the principles and guidelines of Good Manufacturing Practices for Medicinal Licensed Products as defined with EC Directive 2003/94/EC and associated EC Guide to Good Manufacturing Practice.

1.51          “Good Clinical Practice” or “GCP” means the then-current good clinical practice applicable to the clinical Development of any Licensed Compound and/or Licensed Product under Applicable Laws, including the ICH guidelines and U.S. Good Clinical Practice.

1.52          “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.53          “Hatch-Waxman Act” means the Drug Price Competition and Patent Term Restoration Act of 1984, as amended.

7 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

1.54          “IND” means (a) an Investigational New Drug Application, as defined in the FDCA and regulations promulgated thereunder, or any successor application or procedure required to initiate clinical testing of any Licensed Compound or Licensed Product in humans in the United States; (b) a counterpart of an Investigational New Drug Application that is required in any other country or region in the Territory before beginning clinical testing of any Licensed Compound or Licensed Product in humans in such country or region; and (c) all supplements and amendments to any of the foregoing.

1.55          “Indication” means any human indication, disease or condition in the Clementia Field, which can be treated, prevented, cured or the progression of which can be delayed. For clarity, distinctions between human indications, diseases or conditions shall be made by reference to the World Health Organization International Classification of Diseases, version IO (as revised and updated, “ICD10”).

1.56          “Initial Indications” means the Indications listed on Schedule 3 attached hereto and incorporated herein by reference.

1.57          “Initial Exclusive Licensed Compound(s)” means the Exclusive Licensed Compound(s) for which Clementia shall initiate Development upon the Effective Date, as listed on Schedule 5.

1.58          “Know-How” means, collectively, inventions, discoveries, improvements, trade secrets and proprietary methods, whether or not patentable, including: (a) methods of manufacture or use of, and structural and functional information, including chemical composition, pertaining to, chemical compounds and (b) compositions of matter, data, formulations, processes, techniques, know-how, reports, proprietary documents and results, including preclinical, pharmacological, toxicological and clinical test Data and results. For clarity, “Know-How” excludes Patent Rights and Proprietary Materials.

1.59          “Knowledge” or “Known” means, with respect to a Party, the actual knowledge of the chief executive officer or any executive officer (as defined for purposes of Section 14 of the Securities Exchange Act of 1934, as amended) of such Party.

1.60          “Licensed Compounds” means all RARg Compounds.

1.61          “Licensed Compound Family” means each of the chemical families relating to each Licensed Compound as identified on Schedule 2 attached hereto and incorporated herein by reference. For purposes of clarity, Licensed Compound Families are designated on Schedule 2 as “Licensed Compound Family A”, “Licensed Compound Family B”, “Licensed Compound Family C” and “Licensed Compound Family D”.

1.62          “Licensed Know-How” means any Know-How Controlled by Galderma as of the Effective Date and during the Term that (a) relates to any Licensed Compound and/or any Licensed Product (including its chemical composition, formulation, its method of delivery or use, and/or its Manufacture) or (b) is necessary. or useful for Clementia to Develop and Commercialize any Licensed Compound and/or any Licensed Product in the Clementia Field in the Territory.

8 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

1.63          “Licensed Patent Rights” means any Patent Rights Controlled by Galderma as of the Effective Date and during the Term that (a) contain one or more claims that Cover any Licensed Compound and/or any Licensed Product (including its chemical composition, formulation, its method of delivery or use, and/or its Manufacture); or (b) are necessary or useful for Clementia to Develop and Commercialize any Licensed Compound and/or any Licensed Product in the Clementia Field and in the Territory. For purposes of clarity, Licensed Patent Rights shall include on the Effective Date the Patent Rights listed on Schedule 4 attached hereto and incorporated herein by reference. Schedule 4 shall be amended, from time-to-time, to include any additional Licensed Patent Rights Controlled by Galderma.

1.64          “Licensed Product” means any biological, pharmaceutical, therapeutic, diagnostic or prophylactic compound, substance, chemical composition or formulation that contains, incorporates, or comprises any Exclusive Licensed Compound, in its final form or formulation and whether as the sole or one of several active ingredients.

1.65          “MAA” means any application for Regulatory Approval submitted to the EMA pursuant to the centralized approval procedure to obtain European Commission approval for the marketing of any Licensed Product in the European Union, or any successor application or procedure required to sell any Licensed Product in the European Union.

1.66          “Major Markets” means each of the United States, Japan, and each Major Market European Country.

1.67          “Major Market European Country” means each of the United Kingdom, Germany, France, Italy and Spain.

1.68          “Manufacture” means, with respect to any Licensed Compound and/or any Licensed Product, all activities related to the synthesis, manufacture, processing, filling, finishing, packaging, labeling, release, shipping, holding, stability testing, quality assurance and quality control of such Licensed Compound or Licensed Product or any intermediate thereof.

1.69          “Manufacturing Cost” means with respect to any Licensed Compound Manufactured by or on behalf of Galderma, Galderma’s direct costs of Manufacturing such Licensed Compound.

1.70          “Marketing Authorization” means, with respect to a Licensed Product, the Regulatory Approval required by Applicable Laws to sell such Licensed Product for use in the Clementia Field in a country or region in the Territory. For purposes of clarity, (a) “Marketing Authorization” in the United States means final approval of an NDA or sNDA permitting marketing of such Licensed Product in interstate commerce in the United States; and (b) “Marketing Authorization” in the European Union means marketing authorization for such Licensed Product granted either by a Regulatory Authority in any Major Market European Country or by the EMA pursuant to Council Directive 2001/83/EC, as amended, or Council Regulation 2309/93/EEC, as amended, together with pricing or reimbursement approval in a Major Market European Country.

9 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

1.71          “NDA” means a New Drug Application, as defined in the FDCA and regulations promulgated thereunder, or any successor application or procedure required to sell any Licensed Product in the United States.

1.72          “Net Sales” means the gross amount billed or invoiced by Clementia or any of its Affiliates or Sublicensees (each, a “Seller”) to Third Parties throughout the Territory for sales or other dispositions or transfers for value of Licensed Products less the following deductions where such deductions are customary under applicable International Financial Reporting Standards [*****]:

(A)    Such sales or other dispositions or transfers for value of Licensed Products as described above shall be exclusive of: (i) inter-company or group transfers or sales between Clementia’s Affiliates and its Sub-licensees and (ii) sales or other dispositions or transfers between Clementia and its Affiliates.

(B)    If a Licensed Product is sold in the form of a combination therapy containing both such Licensed Product and one or more independent pharmaceuticals other than any Licensed Product (for purposes of this Section, a “Combination Licensed Product”), the Net Sales of such Licensed Product for the purpose of calculating royalties or other payments owed by a Party under this Agreement for sales of such Licensed Product, shall be determined as follows: [*****]

(C)    If any Seller effects a sale, disposition or transfer of a Licensed Product to a customer in a particular country other than on customary commercial terms or as part of a package of Licensed Products and other products and services, the Net Sales of such Licensed Product to such customer shall be deemed to be “the fair market value” of such Licensed Product. For purposes of this subsection (c), “fair market value” means the value that would have been derived had such Licensed Product been sold as a separate Licensed Product to another customer in the applicable country on customary commercial terms.

(D)    In the case of pharmacy incentive programs, hospital performance incentive program chargebacks, disease management programs, similar programs or discounts on Licensed Products, all discounts shall be allocated among Licensed Products on the basis on which such discounts were actually granted or, if such basis cannot be determined, in proportion to the respective list prices of such Licensed Products.

(E)    For purposes of this Agreement, “sale” shall mean any transfer or other distribution or disposition, but shall not include transfers or other distributions or dispositions of Licensed Product at no charge (i) for academic research, preclinical, clinical, or regulatory purposes (including the use of a Licensed Product in Clinical Trials) or (ii) in connection with patient assistance programs or other charitable purposes, such as a compassionate use, “named patient” or expanded access program or (iii) to physicians or hospitals for promotional purposes (including free samples to a level and in an amount which is customary in the industry and/or which is reasonably proportional to the market for such Licensed Product).

10 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

1.73          “New Licensed Compound-Specific Know-How” means any Clementia Know- How that relates solely and specifically to the composition of matter, manufacture or use of any Licensed Compound that is useful in the Galderma Field.

1.74          “New Licensed Compound-Specific Patent Rights” means any Clementia Patent Rights that contain one or more claims that Cover New Licensed Compound-Specific Know-How.

1.75          “Patent Costs” means the costs and expenses incurred by a Party (including reasonable external attorneys’ fees) in preparing, filing, prosecuting and/or maintaining any patents or patent applications for which that Party is responsible in accordance with this Agreement.

1.76          “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, all letters patent granted thereon, and all reissues, re-examinations and extensions thereof, and all foreign counterparts of any of the foregoing.

1.77          “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity, firm or organization, including a government or political subdivision, department or agency of a government.

1.78          “Phase I Clinical Trial” means a human clinical trial for any Licensed Product in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.79          “Phase II Clinical Trial” means a human clinical trial conducted in any country that would satisfy the requirements of 21 CFR 312.21(b) and is intended to explore one or more doses, dose response, and duration of effect, and to generate initial evidence of clinical activity and safety, for any Licensed Compound and/or any Licensed Product in the target patient population.

1.80          “Phase III Clinical Trial” means a clinical trial in an extended human patient population designed to obtain data determining efficacy and safety of any Licensed Compound and/or any Licensed Product to support Regulatory Approvals in the proposed therapeutic indication, as more fully defined in 21 C.F.R. §312.2l (c), or its successor regulation, or the equivalent in any foreign country.

1.81          “Phase IV Clinical Trial” means a clinical trial, study or data collection effort for a Licensed Product that is initiated after receipt of Marketing Authorization for any Licensed Compound and/or any Licensed Product and is not principally intended to support or maintain a Regulatory Approval, maintain a label or otherwise obtain a labeling change. For purposes of clarity, Phase IV Clinical Trials (a) shall include, without limitation, studies related to any Licensed Compound that are sponsored by a Third Party but supported by a Party (either through financial support or through the provision of study drugs) and (b) may include a Clinical Trial of

11 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

any Licensed Product that is required by the Regulatory Authority in a country to be conducted following Marketing Authorization of such Licensed Compound or Licensed Product in that country, as an explicit condition of that Marketing Authorization.

1.82          “POC Study” means a proof of concept Phase II Clinical Trial conducted with respect to a Licensed Product for the purpose of assessing the safety and efficacy of such Licensed Product for an Indication in the Clementia Field. [*****].

1.83          “Program Know-How” means any Know-How (including any new and useful process, method of manufacture, chemical composition or composition of matter) that is conceived and first reduced to practice (actually or constructively), whether or not patentable, by Clementia in connection with the conduct of the Development Program.

1.84          “Program Materials” means any Proprietary Materials that are Controlled by either Party, and provided by such Party for use, or used by such Party, in the conduct of the Development Program and/or the Commercialization of any Licensed Product.

1.85          “Proprietary Materials” means any tangible chemical, biological or physical materials, to the exclusion of Licensed Compounds, that are furnished by or on behalf of one Party to the other Party in connection with this Agreement, whether or not specifically designated as proprietary by the Transferring Party.

1.86          “RARg Compound” means (a) each of the retinoic acid receptor gamma agonists described more fully on Schedule 2 attached hereto and incorporated herein by reference, (b) each of the other retinoic acid receptor gamma agonists Covered by Licensed Patent Rights, and (c) all analogues derivatives, improvements, active fragments, chemical compositions and formulations of the retinoic acid receptor gamma agonists listed in subsections (a) and (b). For purposes of clarity, RARg Compounds will be classified in RARg Compound Families, each RARg Compound is a Licensed Compound, each RARg Compound Family is a Licensed Compound Family, and all compounds within the Licensed Compound Families are Licensed Compounds.

1.87          “Regulatory Authority” means any national, international, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing, pricing, sale or reimbursement of any Licensed Compound and/or any Licensed Product in the Territory, including the FDA and the EMA.

1.88          “Regulatory Approval” means, with respect to any country or region in the Territory, any approval, product or establishment license, registration or authorization of any Regulatory Authority required for the manufacture, use, storage, importation, exportation, transport or distribution of any Licensed Compound or any Licensed Product for use in the Clementia Field in such country or region.

1.89          “Regulatory Filing” means, collectively: (a) any IND, CTA, NDA, MAA, establishment license application, DMF, application for designation as an “Orphan Drug” under the Orphan Drug Act, for “Fast Track” status under Section 506 of the FDCA (21 U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FDCA (21

12 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

U.S.C. § 355(b)(4)(B)) and all other similar filings (including counterparts of any of the foregoing in any country or region in the Territory); (b) all supplements and amendments to any of the foregoing; and (c) all data and other information contained in, and correspondence relating to, any of the foregoing.

1.90          “Royalty Term” means with respect to each Licensed Product in the Territory, the period beginning on the date of First Commercial Sale of such Licensed Product in a country and ending on the later of (a) the expiration of the last to expire Valid Claim of all Licensed Patent Rights in such country that Cover the composition of matter, sale, import or use of any Licensed Compound included in such Licensed Product, and (b) ten (10) years from the date of the First Commercial Sale of such Licensed Product in such country.

1.91          “Serious Adverse Event” means any untoward medical occurrence with respect to any Licensed Compound and/or any Licensed Product that, at any dose, results in death, is life- threatening, requires inpatient hospitalization or prolongation of existing hospitalization, results in persistent or significant disability/incapacity, or is a congenital anomaly/birth defect, as defined more fully in 21 CFR § 312.32.

1.92          “Sublicense Agreement” means any agreement by and between Clementia and a Sublicensee which is entered into in accordance with Section 2.1.2 to the extent the Sublicensee is granted a sublicense to (a) a Licensed Compound or (b) a Licensed Product.

1.93          “Sublicensee” means any Third Party to which Clementia grants a sublicense in accordance with Section 2.1.2.

1.94          “Sublicense Royalty Payments” means any royalty payments received by Clementia or its Affiliates from a Sublicensee under a Sublicense Agreement in consideration for the grant of a sublicense pursuant to Section 2.1 .2.

1.95          “Successful Completion” means, with respect to a Licensed Product, the successful achievement of specified clinical trial endpoints in the POC Study, as defined by Clementia, as evidenced by the final study report for such clinical trial.

1.96          “Support Activities” means all reasonable assistance by Galderma staff to support the conduct of Development, regulatory and Commercialization activities by Clementia. Support Activities shall be subject to the payment of Galderma out-of-pocket costs and fees on the basis of the daily rate of [*****]. In the event that the free forty (40) person hours have not been fully utilized under the Exclusive Evaluation and Option Agreement, it is hereby agree that all non-utilized free hours shall be provided under this Agreement, until the total of 40 person hours is reached.

1.97          “Territory” means every country or territory in the world.

1.98          “Third Party” means a Person other than Clementia and Galderma and their respective Affiliates.

13 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

1.99          “Third Party Data Provider” means [*****] and/or any other Third Party agreed by the Parties that performs market analyses and provides sales data for the biotechnology or pharmaceutical industry.

1.100      “Valid Claim” means any claim of an issued and unexpired patent which claim has not been revoked or held unenforceable , unpatentable, or invalid by a decision of a court or governmental agency of competent jurisdiction from which no further appeal can be taken or has been taken within the time allowed for appeal, and has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer (including through terminal disclaimer), and is not lost through an interference proceeding, inter partes review, post-grant review proceeding or foreign equivalent, that is unappealable or unappealed within the time allowed for appeal.

Additional Definitions. In addition, each of the following definitions shall have the respective meanings set forth in the section of this Agreement indicated below:

Definition	Section

Acquiring Party	2.5
Additional Indication Notice	2.3
Additional Indication Restriction Period	2.2.2
Agreement	Preamble
Change of Control Notice	2.5
Change of Control Transaction	2.5
Clementia	Preamble
Clementia Indemnitees	12.2
Clementia Indemnity Claims	12.2
Combination Licensed Product	1.72
Commercialization Report	5.6
Development Report	3.6
Disclosing Party	1.27
Effective Date	Preamble
Galderma	Preamble
Galderma Indemnitees	12.l
Galderma Indemnity Claims	12.1
Galderma ROFR Notice	2.2.3
Galderma ROFR Response	2.2.3
Galderma Supply Agreement	3.8
ICC	13.1
I CD IO	1.55
Indemnified Party	12.3
Indemnifying Party	12.3
Infringement	9.2.l(a)(i)
Infringement Notice	9.2. l(a)(i)
Infringement Response	9.2.l(a)(ii)
Know-How Transfer Plan	3.8
License Fee	6.1
14 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

Definition	Section

Losses	12.1
Patent Coordinator	8.3
Party/Parties	Preamble
Receiving Party	1.27
Recipient Party	7.4
Recovery	9.2. l(d)
Sublicense Agreement Payment	6.3.4
Term	10.l
Transferring Party	7.4

2.                  GRANT OF LICENSES; EXCLUSIVITY

2.1              Grant of Licenses to Clementia.

2.1.1                    Grant of Licenses. Subject to the terms of this Agreement, Galderma hereby grants Clementia (a) an exclusive, worldwide, royalty-bearing license, including the right to grant sublicenses as provided in Section 2.1.2, under all Licensed Know-How and all Licensed Patent Rights to (i) develop, make and use the Licensed Compounds within the Clementia Field in order to research, Develop, Manufacture and Commercialize Licensed Products for use in the Clementia Field and in the Territory, and (ii) research, Develop, Manufacture and Commercialize Licensed Products for use in the Clementia Field and in the Territory and (b) a non-exclusive, royalty-free license during the Term, with the right to grant sublicenses solely as provided in Section 2.1.2, under Licensed Know-How and Licensed Patent Rights for the purpose of evaluating whether to include Additional Indications in the Clementia Field pursuant to Section 2.3.

2.1.2                    Right to Sublicense. Clementia shall have the right to grant sublicenses through multiple tiers under the license granted to it under Section 2.1.1 (a) to any of its Affiliates, (a) to any Third Party chosen by it to conduct Development activities, including contract research organizations, academic institutions, and regulatory affairs consultants, subject to the execution by each such Third Party of an agreement containing provisions with respect to confidentiality and assignment of Know-How that are consistent with, and comparable in scope to, Articles 7 and 8, and (c) to any Third Party with respect to the Commercialization of the any Licensed Products in the Territory in the Clementia Field; provided, that, (i) Clementia shall not be relieved of any of its obligations under this Agreement; and (ii) Clementia shall secure all appropriate covenants, obligations and rights from any such Sublicensee to ensure that such Sublicensee is subject to, and can comply with, all of Clementia’s covenants and obligations under this Agreement. For purposes of clarity, Clementia shall have the right, in connection with the grant of a sublicense to any Third Party pursuant to this Section 2.1.2, to transfer to such Third Party such quantities of any Licensed Compound as is necessary for such Third Party to conduct Development activities for which it was chosen.

2.1.3                    Transfer of Program Materials. In order to facilitate Clementia’s exercise of its license in Section 2.1.1 , within thirty (30) days of the Effective Date, Galderma shall provide to Clementia such Program Materials as are reasonably necessary or useful for

15 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

Clementia’s exercise of its license in Section 2.1. l to the extent Controlled by Galderma as of such date. Clementia shall have the right to transfer any Galderma Program Materials to any Third Party chosen by Clementia to conduct Development activities. In addition, commencing as soon as reasonably practicable after the Effective Date, Galderma will provide reasonable assistance to Clementia on the use of such Program Materials by providing technical documentation Controlled by Galderma as may be reasonably necessary to inform Clementia about such use. Clementia shall reimburse Galderma (i) for such Program Materials costs to the extent set forth in Section 3.7 or Section 3.9.l and (ii) for its Support Activities.

2.2              Exclusivity.

2.2.1                    Clementia Field. Galderma shall not, and shall cause each of its Affiliates to not, from the Effective Date until the [*****], conduct any activity, either on its own or for its benefit, or with, for the benefit of, or sponsored by any Third Party, or grant any license to any Third Party to utilize any Know-How or Patent Rights Controlled by Galderma or any of its Affiliates or provide any Galderma Materials to any Third Party, that, in any case, involves the identification, generation, research, development, manufacture or commercialization of any retinoic acid receptor gamma agonist for use in the Clementia Field.

2.2.2                    Additional Indication Restriction Period. During the period commencing on the Effective Date and continuing thereafter for a period of [*****] (the “Additional Indication Restriction Period”), Galderma shall not, and shall cause each of its Affiliates to not, grant any license to any Third Party to utilize any Know-How or Patent Rights Controlled by Galderma or any of its Affiliates or provide any Galderma Materials to any Third Party, that, in any case, involves the identification, generation, research, Development, Manufacture or Commercialization of any Licensed Compound or Licensed Product for use in any Additional Indication.

2.2.3                    Rights Following Expiration of Additional Indication Restriction Period. If at any time on and after the expiration of the Additional Indication Restriction Period, Galderma receives a bona fide request from a Third Party seeking to obtain a license that involves the identification, generation, research, Development, Manufacture, or Commercialization of any Licensed Compound other than an Exclusive Licensed Compound for use in any Additional Indication then, in each such case, it shall provide written notice of same to Clementia (the “Galderma ROFR Notice”) which notice shall describe in reasonable detail the proposed terms to be offered to such Third Party in connection therewith. Clementia shall have thirty (30) days from the date of the Galderma ROFR Notice to provide a written response (the “Clementia ROFR Response”) as to whether or not it agrees to obtain a license to the Additional Indication on the terms and subject to the conditions specified in the Galderma ROFR Notice. If the Clementia ROFR Response indicates that Clementia accepts the terms, the Parties shall, as promptly as possible thereafter, negotiate in good faith and execute an amendment to this Agreement containing such terms as well as such other mutually acceptable terms and conditions as would be customary for such an amendment. If the Clementia ROFR Response is not received within the thirty (30) day response period, or if Clementia indicates that it does not wish to accept the terms specified in the Galderma ROFR Notice, Galderma shall thereafter have the right to pursue negotiating with the Third Party the license to the Additional Indication for Licensed Compounds other than Exclusive Licensed Compounds on the terms specified in the

16 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

Galderma ROFR Notice for a period of six (6) months. After such period, if Galderma has not entered into a license for the Additional Indication for all Licensed Compounds, the procedure in this Section 2.2.3 shall again apply.

2.2.4                    Compound-Specific Exclusivity Period. During the Compound Specific Exclusivity Period applicable to any Exclusive Licensed Compound, Galderma shall not, and shall cause each of its Affiliates to not conduct any activity, either on its own or for its benefit, or with, for the benefit of, or sponsored by any Third Party, or grant any license to any Third Party to utilize any Know-How or Patent Rights Controlled by Galderma or any of its Affiliates or provide any Galderma Materials to any Third Party, that, in any case, involves the identification, generation, research, Development, Manufacture or Commercialization of such Exclusive Licensed Compound other than solely for use in the Galderma Field.

2.3              Additional Indication Request. During the Term, if Clementia wishes to initiate Development of any Licensed Compound for an Additional Indication that is not included as part of the Clementia Field or the Galderma Field, Clementia shall give written notice to Galderma (the “Additional Indication Notice”), which Additional Indication Notice shall identify the Additional Indication that Clementia wishes to pursue. On or before thirty (30) days from the date of its receipt of any Additional Indication Notice, Galderma shall provide Clementia with a written response as to whether it consents to the inclusion of the Additional Indication as part of the Clementia Field, which consent shall not be unreasonably withheld. The Parties hereby acknowledge and agree that Galderma shall only have the right to reasonably reject any Additional Indication Request proposed by Clementia for inclusion in the Clementia Field to the extent that Galderma is actively conducting, for its own benefit, as evidenced by the initiation of the screening activities of, or the conduct of preclinical or clinical studies involving, such Additional Indication following approval by Galderma’s scientific review committee (or equivalent body) of the nomination of such Additional Indication. Subject to the foregoing, as soon as practicable after its receipt of any Additional Indication Notice, the Parties shall prepare an amendment to this Agreement that includes the Additional Indication as part of the Clementia Field.

2.4              Potential License to Galderma. In the event Clementia develops any New Licensed Compound-Specific Know-How or files a patent application to obtain any New Licensed Compound-Specific Patent Rights, Clementia shall promptly notify Galderma of same. At the written request of Galderma, Clementia and Galderma shall negotiate the grant by Clementia to Galderma of a license to such New Licensed Compound-Specific Know-How and/or New Licensed Compound-Specific Patent Rights for the Galderma Field on terms and conditions to be negotiated by the Parties in good faith promptly following Clementia’s receipt of Galderma’s written request.

2.5              Effect of Change of Control Transaction. If at any time during the Term, Galderma consummates a transaction involving a Change of Control (a “Change of Control Transaction”) with a Third Party (each, an “Acquiring Party”), Galderma shall provide Clementia with prompt written notice (a “Change of Control Notice”). Such Change of Control Notice shall be provided by Galderma prior to execution of the applicable agreement, if not prohibited by the terms of any agreement between Galderma and such Acquiring Party, and otherwise as soon as practicable thereafter and, in any event, not later than promptly following

17 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

the consummation of the Change of Control contemplated by such Change of Control Notice. Galderma hereby agrees, on and after the date of consummation of the Change of Control and continuing for the duration of the Term to the extent applicable, to take such steps as may be necessary to ensure that the Acquiring Party does not conduct any activity, either on its own or for its benefit, or with, for the benefit of, or sponsored by any Third Party, utilizing any Know-How or Patent Rights Controlled by Galderma or any of its Affiliates (other than the Acquiring Party) that, in any case, involves the generation, research, Development, Manufacture, registration or Commercialization of any Licensed Compound for use in the Clementia Field; provided, that, the foregoing shall not restrict in any way the right or ability of the Acquiring Party to conduct any of the foregoing activities using any Know-How and Patent Rights owned or controlled by the Acquiring Party other than as a result of the Change of Control Transaction.

3.                  DEVELOPMENT PROGRAM

3.1              Development Program.

3.1.1                    Objective of the Development Program. The list of Initial Exclusive Licensed Compound(s) for which Clementia shall initiate Development upon the Effective Date or shortly thereafter is attached as Schedule 5. If at any time during the Term, Clementia wishes to initiate Development for another Licensed Compound, Clementia shall notify Galderma thereof and such Licensed Compound shall become an Exclusive Licensed Compound. The Exclusive Licensed Compounds list shall be updated accordingly by amendment signed between the Parties. The objective of the Development Program shall be the Development by Clementia of Exclusive Licensed Compounds in order to obtain Licensed Products for use in the Clementia Field in accordance with the Development Plan.

3.1.2                    Preparation of Development Plan. A Development Plan will be prepared by Clementia with respect to each Exclusive Licensed Compound and furnished to Galderma within [*****] after the Effective Date. For Exclusive Licensed Compounds included after the Effective Date, the corresponding Development Plan shall be furnished to Galderma within [*****] after the execution of the amendment updating the Exclusive Licensed Compounds list. Any amendments or modifications to the Development Plan for any Exclusive Licensed Compound shall be prepared by Clementia and promptly furnished to Galderma.

3.2              Responsibility for Development. Clementia shall have the sole right and responsibility, at its sole cost and expense, for the conduct of all Development activities applicable to any Exclusive Licensed Compound and/or any Licensed Product for use in the Clementia Field and in the Territory, including the Development of any Exclusive Licensed Compound or Licensed Product and the Manufacture of any Exclusive Licensed Compound or Licensed Product as required for the Development and registration of any Licensed Products pursuant to this Agreement.

Clementia shall at any times use the Licensed Compounds and Galderma Material solely for the Development and the Manufacture of Licensed Products, and in compliance with Applicable Laws and governmental regulations and guidelines of each country where the Exclusive Licensed Compounds and Galderma Material are used. Clementia shall comply with applicable current GLP, current GCP and current GMP as required by governmental authorities and shall

18 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

make all facilities, books and records relating to the Exclusive Licensed Compounds and Galderma Material available to audit by Regulatory Authorities for regulatory purposes as required by Applicable Laws.

Clementia shall be responsible for the proper and safe handling, storage and use of the Exclusive Licensed Compounds and Galderma Material, by Clementia, its Affiliates or Third Parties, in accordance with Applicable Laws and governmental regulations and guidelines of each country where the Exclusive Licensed Compounds and Galderma Material are used.

3.3              Engagement of Third Party Contractors. Clementia shall have the right to choose Third Party contractors to perform any of its Development activities, subject to the execution by each such Third Party contractor of an agreement containing provisions with respect to confidentiality and assignment of Know-How that are consistent with, and comparable in scope to, Articles 7 and 8 of this Agreement.

3.4              Development Diligence. Clementia shall use Commercially Reasonable Efforts during the Term to Develop at least one Exclusive Licensed Compound and shall commit such resources (including employees, consultants, contractors, facilities, equipment and materials) as are necessary to conduct such Development activities.

If at any point during the Development, Clementia affirmatively elects to discontinue working on an Exclusive Licensed Compound, Clementia shall promptly inform Galderma thereof. The Exclusive Licensed Compound shall be deleted from the Exclusive Licensed Compounds list and such Compound Specific Exclusivity Period shall terminate for such Licensed Compound, but such Licensed Compound shall continue to be a Licensed Compound.

In the event that Galderma can reasonably demonstrate that Clementia is not exerc1smg Commercially Reasonable Efforts in the Development of at least one Exclusive Licensed Compound, Galderma shall give Clementia written notice of such claim and the Parties shall promptly meet and discuss in good faith how to resolve such issue. If the Parties fail to reach agreement on whether Clementia has exercised Commercially Reasonable Efforts in the Development, or fail to reach agreement on additional steps, if any, to be taken by Clementia, the Parties shall refer such disputed matter to the Executive Officers, who shall promptly initiate discussions in good faith to resolve such disputed matter and if such disputed matter is not resolved by the Executive Officers within twenty (20) days after the date the Executive Officers first meet to consider such disputed matter or sixty (60) days after the date the Patties first met to consider such disputed matter, the disputed matter shall be resolved in accordance with Section 13.1.

Prior to the commencement of any proof of concept or Clinical Trials, Clementia shall generate written clinical plans and budgets describing in reasonable details its proposed activities. Each clinical plan shall include the following: (a) the trial objectives, design and endpoints; (b) estimated timelines and go/no-go decision points; and (c) a high-level summary of Clementia’s key responsibilities for completing all of the necessary tasks. All clinical plans will be revised, updated and submitted by Clementia to Galderma at least [*****] for review and comment. Clementia shall have final decision authority on all matters relating to clinical plans.

19 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

3.5              Compliance. Clementia shall perform its obligations under the Development Plan in good scientific manner and in compliance with all Applicable Laws.

3.6              Reports. Clementia shall (a) maintain records of its Development activities under the Development Program in sufficient detail and in good scientific manner, which shall reflect work performed and results achieved in the performance of the Development Program and (b) provide to Galderma [*****] during the Term a reasonably detailed report (each, a “Development Report”) that summarizes (i) Development activities conducted and results obtained with respect to any Exclusive Licensed Compound and/or any Licensed Products (including the status of any Clinical Trials, the results generated in each such Clinical Trial and any Regulatory Approvals obtained), and (ii) an updated version of the Development Plan.

3.7              Supply of Exclusive Licensed Compounds. During the period commencing on the Effective Date and continuing until the completion of the Manufacturing Know-How Transfer Activities described in Section 3.8, Galderma shall supply Clementia, free of charge with such quantities of any Exclusive Licensed Compound, including non-GMP Exclusive Licensed Compounds and GMP-compliant Exclusive Licensed Compounds, as Clementia may reasonably request to the extent included as part of Galderma’s inventory on the Effective Date, for use by Clementia in the conduct of the Development Program. Notwithstanding the foregoing, if, in order to satisfy Clementia’s requirements for RARg Compounds, Galderma is required to synthesize additional quantities of Exclusive Licensed Compounds, (a) Galderma shall provide Clementia with prior written notice and an estimate of cost of manufacturing such Exclusive Licensed Compounds and (b) on a mutually agreed upon date, such Exclusive Licensed Compounds will be supplied to Clementia and Clementia shall pay Galderma a transfer price equal to [*****]. provided, that, any Exclusive Licensed Compounds that have been paid for. by Clementia prior to the Effective Date but not yet delivered to Clementia shall be provided by Galderma to Clementia free of additional charge. For Exclusive Licensed Compounds for which no manufacturing process is in place, Clementia will be responsible for developing a manufacturing process at its own cost.

3.8              Manufacture and Supply: Know-How Transfer. As soon as practicable following the Effective Date, Galderma shall prepare and submit to Clementia for its review a transfer plan (the “Know-How Transfer Plan”) pursuant to which Galderma shall (a) take such steps as may be reasonably necessary to assign to Clementia Galderma’s rights under any supply agreement by and between Galderma and any Galderma Third Party Manufacturer with respect to the supply of any Exclusive Licensed Compound (the “Galderma Supply Agreement”) to the extent permitted by the terms of the Galderma Supply Agreement; (b) consent to the supply by the Galderma Third Party Manufacturer to Clementia of Clementia’s requirements of such Exclusive Licensed Compound, to the extent permitted under the terms of the Galderma Supply Agreement; or (c) provide Clementia or its designee with reasonable assistance in order to facilitate (i) the transfer to Clementia of the Manufacturing processes for such Exclusive Licensed Compound and any related Know-How and documentation, including required equipment, data, reports, synthetic schemes, purification processes, analytical assays, quality standards, and certificates of analysis, applicable to the Manufacture of such Exclusive Licensed Compound, in each case used by Galderma or such Galderma Third Party Manufacturer with respect such Exclusive Licensed Compound, and (ii) the qualification of Clementia’s or its designee’s facility as required by any Regulatory Authority in order for Clementia or its designee

20 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

to Manufacture such Exclusive Licensed Compound. For purposes of clarity, the Parties shall agree on one or more of (a), (b) or above as part of the Know-How Transfer Plan and shall use reasonable efforts to complete such steps as soon as practicable. Without limiting the generality of the foregoing, to the extent the Parties agree in the Know-How Transfer Plan to take the steps set forth in subsection (c), Galderma shall use reasonable efforts to cause any applicable Galderma Third Party Manufacturer to:

(i)                 make available to Clementia or its designee all Know-How Controlled by Galderma and used by Galderma or such Galderma Third Party Manufacturer with respect the Manufacture of any Exclusive Licensed Compound, including documentation constituting material support, performance advice, shop practice, specifications as to materials to be used, control methods, standard operating procedures, and any other such material that is reasonably necessary or useful to enable Clementia or its designee to Manufacture such Exclusive Licensed Compound;

(ii)               have the appropriate employees, representatives and consultants of the Galderma Third Party Manufacturer meet with employees of Clementia or its designee at the facilities of Clementia or its designee, from time to time as reasonably requested by Clementia, to assist with the working up and use of the process to Manufacture such Exclusive Licensed Compound and with the training of Clementia’s or its designee’s personnel to the extent reasonably necessary or useful to enable Clementia or its designee to Manufacture such Exclusive Licensed Compound;

(iii)             take such steps as are reasonably necessary to assist Clementia or its designee in obtaining any necessary Regulatory Approval with respect to Clementia’s or its designee’s Manufacture of such Exclusive Licensed Compound; and

(iv)             provide such other assistance as Clementia may reasonably request to enable Clementia or its designee to Manufacture such Exclusive Licensed Compound.

Without limiting the foregoing, Galderma shall provide Clementia with, or cause any applicable Galderma Third Party Manufacturer to provide Clementia with, all available documentation, reports, data and materials necessary or useful to enable both a successful technology transfer and the ability for Clementia to manufacture Licensed Product. Upon request, Galderma shall provide Clementia with reasonable assistance to support these activities.

For purposes of this Section 3.8, (A) with respect to Galderma’s obligation to cause a Galderma Third Party Manufacturer to take certain actions, the term “cause” shall mean that Galderma shall take reasonable steps to facilitate the activities described above, including by enforcing the terms of the written agreement by and between Galderma and such Galderma Third Party Manufacturer applicable to such action and (B) Clementia shall ensure that any Third Party designee of Clementia is subject to confidentiality provisions comparable in scope to Article 7 with respect to the transfer by Galderma to Clementia of information and Know-How under this Section 3.8. Clementia shall reimburse Galderma for all documented, fees and staff out-of-pocket expenses reasonably incurred by Galderma in connection with Support Activities provided under this Section 3.8.

21 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

3.9              Right to Supply of Additional Compound. If at any time during the Term, Clementia requests a supply of the Additional Compound for use in reference testing in the conduct of Development activities, Clementia shall submit to Galderma a written request for such supply, and Galderma shall supply the Additional Compound on the terms set forth in Section 3.9. l below

3.9.1                    All supplies of Additional Compound shall be provided by Galderma to Clementia free of charge, to the extent such quantities are in Galderma’s inventory. Notwithstanding the foregoing, if, in order to satisfy Clementia’s requirements for Additional Compound, Galderma is required to synthesize additional quantities of Additional Compound, (a) Galderma shall provide Clementia with prior written notice and an estimate of cost of manufacturing Additional Compound and (b) on a mutually agreed upon date, Additional Compound will be supplied to Clementia at a transfer price equal to [*****].

4.                  REGULATORY ACTIVITIES - SAFETY

4.1              Transfer of Regulatory Filings. Clementia shall have the right to reference any of Galderma’s Regulatory Filings and Galderma shall provide Clementia with copies of all Regulatory Filings and documents applicable to any Licensed Compounds in the Clementia Field as well as of all correspondence between Galderma and Regulatory Authorities. Clementia shall reimburse Galderma for all document costs and fees and all its staff out-of-pocket expenses in providing such Support Activities.

4.2              Responsibilities of the Parties. Subject to Section 4.1, Clementia shall have the sole right and responsibility, at its sole expense, for (a) preparing, filing, prosecuting and maintaining all Regulatory Filings for any Licensed Products in its own name in the Territory and shall use Commercially Reasonable Efforts to obtain Regulatory Approvals in all Major Markets that have sufficient patient bases and pricing to support commercialization, and (b) reporting to Regulatory Authorities all Adverse Events and Serious Adverse Events occurring in any Clinical Trial conducted by Clementia related to any Exclusive Licensed Compound and/or any Licensed Products, to the extent required by Applicable Laws. Clementia shall promptly report to Galderma all Serious Adverse Events and all Licensed Product recalls. Clementia shall provide Galderma with reasonable prior written notice of all meetings (whether in person or by telephone or video conference) scheduled with Regulatory Authorities relating to an Exclusive License Compound and Licensed Product. In the event that Galderma believes that safety information should be presented at any such meeting, Galderma shall furnish the proposed safety information in writing to Clementia and Clementia will present such information at the meeting. At Clementia’s request, on a country-by-country basis, Galderma shall use commercially reasonable efforts to assist Clementia in obtaining and maintaining Regulatory Approvals (including supplements thereto) for each Licensed Product in the Clementia Field in the Territory. Clementia shall reimburse Galderma’s documented costs and staff out-of-pocket expenses in providing such Support Activities.

5.                  COMMERCIALIZATION OF LICENSED PRODUCTS

5.1              Preparation of Commercialization Plan. A Commercialization Plan will be prepared by Clementia with respect to each Licensed Product. Clementia shall provide Galderma

22 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

with the first Commercialization Plan within [*****] and thereafter shall provide Galderma with updates of such plan at least [*****]. Any amendments or modifications to the Commercialization Plan for any Licensed Product shall be prepared by Clementia and delivered promptly to Galderma.

5.2              Responsibility for Commercialization of Licensed Products. Clementia shall be solely responsible, at its sole cost and expense for conduct of all aspects of the Commercialization of any Licensed Product in the Clementia Field in the Territory, including without limitation, (a) all pre-marketing, marketing, promotion, sales, distribution, import and export activities (including securing reimbursement, sales and marketing and conducting any post-marketing trials or databases and post-marketing safety surveillance); (b) the timing of the launch of any Licensed Products and for submitting applications for reimbursement with respect to any Licensed Product in any country in the Territory and (c) booking all sales of Licensed Products in the Territory.

5.3              Commercialization Diligence. Clementia shall (a) use Commercially Reasonable Efforts during the Term to Commercialize a Licensed Product in the Clementia Field in all Major Markets that have sufficient patient bases and pricing to support commercialization, and (b) commit such resources (including employees, consultants, contractors, facilities, equipment and materials) as are necessary to Commercialize a Licensed Product in the Clementia Field in all Major Markets that have sufficient patient bases and pricing to support commercialization.

In the event that Galderma can reasonably demonstrate that Clementia is not exercising Commercially Reasonable Efforts in the Major Markets that have sufficient patient bases and pricing to support commercialization, Galderma shall give Clementia written notice of such claim and the Parties shall promptly meet and discuss in good faith how to resolve such issue. If the Parties fail to reach agreement on whether Clementia has exercised Commercially Reasonable Efforts in such Major Markets, or fail to reach agreement on additional steps, if any, to be taken by Clementia, the Parties shall refer such disputed matter to the who shall promptly initiate discussions in good faith to resolve such disputed matter and if such disputed matter is not resolved by the Executive Officers within twenty (20) days after the date the Executive Officers first meet to consider such disputed matter or sixty (60) days after the date the Parties first met to consider such disputed matter, the disputed matter shall be resolved in accordance with Section 13.1.

5.4              Compliance. Clementia shall perform its Commercialization obligations in good scientific manner and in compliance in all material respects with all Applicable Laws. For purposes of clarity, with respect to each Commercialization activity that will or would reasonably be expected to be submitted to a Regulatory Authority in support of a Regulatory Filing or Drug Approval Application, Clementia shall comply in all material respects with GLPs, GMPs or Good Clinical Practices (or, if and as appropriate under the circumstances, ICH guidance or other comparable regulation and guidance of any Regulatory Authority in any country or region in the Territory).

5.5              Cooperation. Galderma shall reasonably cooperate with Clementia in the Commercialization of any Licensed Product and, subject to the terms of this Agreement and any confidentiality obligations to Third Parties, shall provide such data, information and materials

23 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

Controlled by Galderma as is reasonably necessary for Clementia to perform its obligations under this Agreement. Clementia shall reimburse Galderma’s documented costs and staff fees out-of-pocket expense in providing such Support Activities.

5.6              Commercialization Reports. Clementia shall provide to Galderma [*****] during the Term a reasonably detailed report (each, a “Commercialization Report”) that summarizes (a) Commercialization activities conducted and results obtained with respect to Licensed Compounds and/or Licensed Products and (b) an updated version of the Commercialization Plan.

6.                  CONSIDERATION

6.1              Upfront Licensing Fee. In consideration of the grant of the license pursuant to Section 2.1 and other rights hereunder, Clementia shall pay Galderma a non-refundable, non-creditable, upfront license fee (the “License Fee”) in the aggregate amount of [*****], payable by transfer of immediately available funds, within [*****] of the Effective Date, in accordance with the wire transfer instructions provided in writing by Galderma to Clementia prior to the Effective Date.

6.2              Milestone Payments.

6.2.1                    Development and Regulatory Milestones. Clementia shall make the following one-time, non-refundable, non-creditable payments to Galderma within [*****] after the first achievement of each of the following milestone events by the first Licensed Product that achieves each such milestone:

[*****]

6.2.2                    No Milestone Payments beyond [*****].[*****].

6.2.3                    Notice and Payment of Milestones. Clementia shall provide Galderma with prompt written notice upon the occurrence of each milestone event set forth in Section 6.2.1. If Galderma believes any such milestone event has occurred and has not received a written notice of same from Clementia, it shall so notify Clementia in writing and shall provide to Clementia documentation or other information that supports its belief. Any dispute under this Section 6.2.3 that relates to whether or not a milestone event has occurred shall be referred to the Executive Officers by either Party, and, to the extent not resolved by the Executive Officers within thirty (30) days, shall be resolved by arbitration in accordance with Section 13.l.

6.3              Payment of Royalties; Royalty Rates.

6.3.l     Payment of Royalties. Subject to Section 6.3.2, separately for each Licensed Product, Clementia shall pay Galderma a royalty on Annual Net Sales of such Licensed Product in each Calendar Year (or partial Calendar Year), commencing with the First Commercial Sale of such Licensed Product in any country in the Territory and ending upon the last day of the last Royalty Term for such Licensed Product, at the following rates:

[*****]

24 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

The determination of the royalty rate under this Section 6.3.l shall be based on aggregate worldwide Annual Net Sales in each Calendar Year rather than on a country-by-country basis.

6.3.2                    Adjustments to Royalties.

(a)                No Patent Coverage. Notwithstanding anything to the contrary in Section 6.3. I, if any Licensed Product is sold by Clementia or an Affiliate or Sublicensee in a country and is not Covered by a Valid Claim of the Licensed Patent Rights in such country, the royalty rates in such country shall be reduced by [*****] of the rates set forth in Section 6.3.l or the amounts set forth in Section 6.3.4 (as applicable), continuing until the last day of the applicable Royalty Term with respect to such Licensed Product. The Parties hereby acknowledge and agree that royalties that are payable for a Licensed Product for which no Patent Rights exist shall be in consideration of (i) Galderma’s expertise and know-how concerning its development of the Licensed Know-How prior to the Effective Date; (ii) the licenses granted to Clementia hereunder with respect to Licensed Know-How that are not within the claims of any Patent Rights Controlled by Galderma; (iii) the restrictions on Galderma in Section 2.2; and (iv) the “head start” afforded to Clementia by each of the foregoing.

(b)               Generic Drugs. In the event that one or more Third Parties sell a Generic Drug (as defined below) in any country in which a Licensed Product is then being sold by Clementia or an Affiliate or Sublicensee, then, [*****]. For purposes of this Section 6.3.2(b), (i) a “Generic Drug” means a pharmaceutical product that contains an Exclusive Licensed Compound as an active ingredient and for which a Third Party: (a) obtains Marketing Authorization based on an application that references, or otherwise relies upon the approval of an Exclusive Licensed Compound in the Licensed Product, including any application submitted under section 505(b)(2) or 505(j) of the FDCA that cites an Exclusive Licensed Compound in the Licensed Product as a listed drug or any application under Section 351(k) of the United States Public Health Service Act that cites an Exclusive Licensed Compound in the Licensed Product as the reference product; or (b) otherwise receives Regulatory Approval as a generic, follow-on, hybrid, biosimilar, or interchangeable product from a Regulatory Authority in such country by referencing Regulatory Approvals (or data therein) of an Exclusive Licensed Compound in the Licensed Product.

(c)                Royalty Stacking. The amount of royalties payable to Galderma under Section 6.3.l or the amounts set forth in Section 6.3.4 (as applicable) for any Licensed Product in any country shall be reduced by [*****] of the amount of payments, including any upfront payments, royalty payments and milestone payments, paid by Clementia or any of its Affiliates to any Third Party in consideration for the license of Patent Rights in such country if, at the time of sale of the Licensed Product, such Patent Rights would be infringed by the sale of the Licensed Product in such country in the absence of such a license; provided, that, in no event shall the royalties owed under Section 6.3.1 or the amounts set forth in Section 6.3.4 (as applicable) with respect to a Licensed Product in a country be reduced by operation of this Section 6.3.2(c) by more than [*****] of what would otherwise be owed under Section or Section 6.3.4 with respect to such Licensed Product. For purposes of this Section 6.3.2(c), the amount of royalties owing to Galderma under Section 6.3.l for Annual Net Sales of any Licensed Product in a given country (prior to the [*****] adjustment provided for herein) shall be deemed to be that amount which would be owed if Annual Net Sales of such Licensed Product in such

25 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

country subject to each of the royalty rates under Section 6.3.1 were proportional to Net Sales of such Licensed Products in all countries subject to royalties under Section 6.3.1.

6.3.3                    Expiration of Royalty Term. Upon the expiration of the Term of this Agreement, the licenses granted to Clementia shall be retained as fully paid-up, worldwide and perpetual licenses.

6.3.4                    Sublicense Agreement Payments. Subject to Section 6.3.2, in the event that Clementia enters into a Sublicense Agreement, Clementia shall pay Galderma a royalty on the Annual Net Sales by the Sublicensee of each Licensed Product in each Calendar Year (or partial Calendar Year) that is the subject to the Sublicense Agreement, commencing with the First Commercial Sale of such Licensed Product by the Sublicensee in any country in the Territory that is the subject to the Sublicense Agreement and ending upon the last day of the last Royalty Term for such Licensed Product, equal to the greater of (a) [*****] of the Sublicensee’s Annual Net Sales, subject to reduction pursuant to Section 6.3.2 above and (b) [*****] of the applicable Sublicense Royalty Payments received by Clementia under such Sublicense Agreement, subject to reduction pursuant to Section 6.3.2 above (each payment under this Section 6.3.4, a “Sublicense Agreement Payment”).

6.4              Payment Dates and Reports. Royalty payments shall be made by Clementia with respect to each Licensed Product within [*****] after the end of each Calendar Quarter in which a sale of such Licensed Product shall occur, commencing with the Calendar Quarter in which the First Commercial Sale of such Licensed Product occurs. Sublicense Agreement Payments shall be made by Clementia with respect to each Licensed Product that is the subject of a Sublicense Agreement on the later of (a) [*****] after the end of each Calendar Quarter in which a sale of such Licensed Product by the applicable Sublicensee shall occur and (b) [*****] after the end of each Calendar Quarter in which Clementia receives any Sublicense Royalty Payments. Clementia shall also provide, at the same time each such payment is made, as applicable, a report showing: (a) the Net Sales of each Licensed Product by type of Licensed Product and country in the Territory; (b) the total amount of deductions from gross sales to determine Net Sales; (c) the applicable royalty rates for any Licensed Product in each country in the Territory after applying any reductions set forth above; (d) the applicable Sublicense Royalty Payment received for any Licensed Product in each country in the Territory and (d) a calculation of the amount of royalty due to Galderma.

6.5              Records; Audit Rights. Clementia and its Affiliates and Sublicensees shall keep and maintain for [*****] from the date of each payment of royalties hereunder complete and accurate records of gross sales, Net Sales and Sublicense Agreement Payments by Clementia and its Affiliates and Sublicensees of each Licensed Product, in sufficient detail to allow royalty payments and Sublicense Agreement Payments to be determined accurately. Galderma shall have the right for a period of [*****] after receiving any such payment to appoint at its expense an independent certified public accountant reasonably acceptable to Clementia to audit the relevant records of Clementia and its Affiliates to verify that the amount of such payment was correctly determined. Clementia and its Affiliates shall each make its records available for audit by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon thirty (30) days written notice from Galderma. Such audit right shall not be exercised by Galderma more than [*****] or more than [*****]. All

26 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

records made available for audit shall be deemed to be Confidential Information of Clementia. The results of each audit, if any, shall be binding on both Parties absent manifest error. In the event there was an underpayment by Clementia hereunder, [*****]. Galderma shall bear the full cost of such audit unless such audit discloses an underreporting by Clementia of [*****] of the aggregate amount of royalty payments and Sublicense Agreement Payments payable in any Calendar Year, in which case Clementia shall reimburse Galderma for all costs incurred by Galderma in connection with such audit.

6.6              Overdue Payments. All payments not made by Clementia to Galderma when due under this Agreement shall bear a simple interest at an annual rate equal to the lesser of a [*****] or the maximum interest rate permitted by Applicable Laws, such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest. Any such overdue payment shall, when made, be accompanied by, and credited first to, all interest so accrued.

6.7              Payments; Withholding Tax.

6.7.1                    Payments in Dollars. All payments made by Clementia under this Article 6 shall be made by wire transfer from a banking institution in United States or Canada in United States Dollars in accordance with instructions given in writing from time to time by Galderma.

6.7.2                    Withholding Taxes. If Applicable Laws require withholding of income or other taxes due by Galderma and imposed upon any payments made by Clementia to Galderma under this Agreement, Clementia shall (i) make such withholding payments as may be required,

(i)                 subtract such withholding payments from such payments, (iii) submit appropriate proof of payment of the withholding taxes to Galderma within a reasonable period of time, and

(ii)               promptly provide Galderma with all official receipts with respect thereto. Clementia shall render Galderma reasonable assistance in order to allow Galderma to obtain the benefit of any present or future treaty against double taxation which may apply to such payments.

6.7.3                    Foreign Currency Exchange. If, in any Calendar Quarter, Net Sales are made in any currency other than United States Dollars, such Net Sales shall be converted into United States Dollars as follows:

(A/B), where

A = foreign “Net Sales” (as defined above) in such Calendar Quarter expressed in such foreign currency; and

B = the applicable foreign exchange conversion rate, expressed in local currency of the foreign country per United States Dollar (using, as the applicable foreign exchange rate, the average of the daily closing rates published in the eastern edition of The Wall Street

27 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

Journal under the heading “Money Rates,” or any other mutually agreed upon source, for such Calendar Quarter).

7.                  TREATMENT OF CONFIDENTIAL INFORMATION; PUBLICITY.

7.1              Confidentiality.

7.1.1                    Confidentiality Obligations. Galderma and Clementia each recognizes that the other Party’s Confidential Information and Proprietary Materials constitute highly valuable assets of such other Party. Galderma and Clementia each agrees that (a) subject to Section 7.1.2, during the Term and for an additional five (5) years after termination or expiration of this Agreement it will not disclose, and will cause its Affiliates not to disclose, any Confidential Information or Proprietary Materials of the other Party and (b) it will not use, and will cause its Affiliates not to use, any Confidential Information or Proprietary Materials of the other Party, in each case ((a) and (b)), except as expressly permitted in this Agreement.

7.1.2                    Limited Disclosure. Galderma and Clementia each agrees that disclosure of its Confidential Information or any transfer of its Proprietary Materials may be made by the other Party to any Affiliate, licensee, sublicensee, employee, consultant, contractor, subcontractor, agents or other Third Parties to enable such other Party to exercise its rights or to carry out its responsibilities under this Agreement; provided, that, any such disclosure or transfer shall only be made to employees who shall be obligated to abide by obligations of confidentiality substantially similar to those contained herein and to other Persons who are bound by written obligations as described in Section 7.1.3. In addition, Galderma and Clementia each agrees that the other Party may disclose its Confidential Information (a) on a need-to-know basis to such other Party’s professional, legal and financial advisors, (b) as reasonably necessary in connection with an actual or potential (i) permitted license or sublicense of such other Party’s rights hereunder, (ii) debt or equity financing of such other Party, (iii) merger, acquisition, consolidation, share exchange or other similar transaction involving such Party and any Third Party or (iv) equipment lease or real estate lease, (c) to any Third Party that is or may be chosen by a Party to perform services in connection with the Development Plan or Commercialization Plan as necessary to enable such Third Party to perform such services, and (d) for any other purpose with the other Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided , that, any such disclosure or transfer shall only be made to Persons who are bound by written obligations as described in Section 7.1.3. Each Party further agrees that the other Party may disclose such Party’s Confidential Information or provide such Party’s Proprietary Materials (A) as reasonably necessary to file, prosecute or maintain Patent Rights, or to file, prosecute or defend litigation related to Patent Rights, in accordance with this Agreement or (B) as required by Applicable Laws; provided, that in the case of any disclosure under this clause (B), the Disclosing Party shall (1) if practicable, provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure and (2) if requested by the other Party, cooperate in all reasonable respects with the other Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the other Party’s expense.

7.1.3                    Employees and Consultants. Galderma and Clementia each hereby represents that all of its employees and consultants, and all of the employees and consultants of

28 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

its Affiliates, who have access to Confidential Information or Proprietary Materials of the other Party are or will, prior to having such access, be bound (by written obligations for consultants) to maintain such Confidential Information or Proprietary Materials in confidence. Each Party agrees to use, and to cause its Affiliates to use, commercially reasonable efforts to enforce such obligations and to prohibit its employees and consultants from using such Confidential Information except as expressly permitted hereunder. Each Party will be liable to the other for any disclosure or misuse by its employees of Confidential Information or Proprietary Materials of the other Party.

7.1.4                    Effect of Exclusive Evaluation and Option Agreement. Notwithstanding anything to the contrary in this Agreement, the Parties hereby agree that the terms of this Article 7 shall supersede in all respects the confidentiality obligations of the Parties in the Exclusive Evaluation and Option Agreement with respect to Confidential Information that covers or relates to any Licensed Compound or Licensed Product.

7.2              Publicity.

Use of Name. Except as required by Applicable Laws, each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party. Except as required by Applicable Laws, neither Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any publication, press release, promotional material or other form of publicity without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed), except for those disclosures for which consent has previously been obtained. The restrictions imposed by this Section 7.2 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Article 7.

7.3              Publications or Presentations. Clementia shall have the right to publish or otherwise present any Data or other results generated under this Agreement in its sole discretion.

7.4              Use of Proprietary Materials. From time to time during the Term, either Party (the “Transferring Party”) may supply the other Party (the “Recipient Party”) with Proprietary Materials of the Transferring Party for use in the Development Program. In connection therewith, each Recipient Party hereby agrees that (a) it shall not use such Proprietary Materials for any purpose other than exercising its rights or performing its obligations hereunder; (b) it shall use such Proprietary Materials only in compliance with all Applicable Laws; (c) it shall not transfer any such Proprietary Materials to any Third Party without the prior written consent of the Transferring Party, except for (i) the transfer of Licensed Products for use in Clinical Trials or (ii) in a transaction expressly permitted hereby; (d) the Recipient Party shall not acquire any right of ownership or title in or to such Proprietary Materials as a result of such supply by the Transferring Party; and (e) upon the expiration or termination of this Agreement, the Recipient Party shall, if and as instructed by the Transferring Party, either destroy or return any such Proprietary Materials that are not the subject of the grant of a continuing license hereunder.

29 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

8.                  INTELLECTUAL PROPERTY RIGHTS

8.1              Galderma Intellectual Property Rights. Galderma shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any and all Licensed Patent Rights and Licensed Know-How.

8.2              Clementia Intellectual Property Rights. Clementia shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any and all Clementia Background Patent Rights, Clementia Program Patent Rights, Clementia Know-How, Clementia Materials, New Licensed Compound-Specific Know-How and New Licensed Compound-Specific Patent Rights.

8.3              Patent Coordinators. Each Party shall appoint a patent coordinator reasonably acceptable to the other Party (each, a “Patent Coordinator”) to serve as such Party’s primary liaison with the other Party on matters relating to patent filing, prosecution, maintenance and enforcement of Patent Rights under this Agreement. Each Party may replace its Patent Coordinator at any time by notice in writing to the other Party. The initial Patent Coordinators shall be:

For Galderma :	Guillaume Silvani
For Clementia:	Clarissa Desjardins

9.                  FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

9.1              Patent Filing, Prosecution and Maintenance.

9.1.1                    Prosecution Rights

(a)                Galderma. Galderma, acting through patent counsel or agents of its choice or by its own, shall be solely responsible for the preparation, filing, prosecution and maintenance of all Licensed Patent Rights. Clementia shall cooperate with and assist Galderma in all reasonable respects, in connection with Galderma’s preparation, filing, prosecution (including review and comments regarding responses to office actions and/or official actions from worldwide patent offices) and maintenance of such Patent Rights. All Patent Costs incurred by Galderma in connection with the preparation, filing, prosecution and maintenance of such Patent Rights shall be the sole responsibility of Galderma.

(b)               Clementia. Clementia, acting through patent counsel or agents of its choice, shall be solely responsible for the preparation, filing, prosecution and maintenance of all New Licensed Compound-Specific Patent Rights. Galderma shall cooperate with and assist Clementia in all reasonable respects, in connection with Clementia’s preparation, filing, prosecution (including review and comments regarding responses to office actions and/or official actions from worldwide patent offices) and maintenance of such Patent Rights. All Patent Costs incurred by Clementia in connection with the preparation, filing, prosecution and maintenance of New Licensed Patent Rights shall be the sole responsibility of Clementia.

30 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

9.1.2                    Information and Cooperation

(A)    Concerning Licensed Patent Rights: Galderma shall (a) promptly provide Clementia with copies of all material submissions and correspondence with the applicable patent offices with respect to Licensed Patent Rights, in sufficient time to allow for review and comment by Clementia and (b) provide Clementia and its patent counsel with an opportunity to consult with Galderma and regarding amendment, submission or response with respect to Licensed Patent Rights. The advice and suggestions of Clementia and its patent counsel shall be taken into consideration in good faith by Galderma in connection with such prosecution; provided, that, if Clementia fails to provide any comment on or before the expiration of two (2) weeks before the proposed date for the amendment, submission or response notified by Galderma, Galderma’s obligations under this Section 9.l .2 shall be deemed to have been fulfilled. Galderma shall pursue in good faith all reasonable claims requested by Clementia in the prosecution of any Licensed Patent Rights under this Section 9.1.2; provided, that, if Galderma incurs any additional expense as a result of any such request, Clementia shall be solely responsible for the Patent Costs attributable to the pursuit of any such additional claim or taking such other activities.

(B)    Concerning New Licensed Compound-Specific Patent Rights: Clementia shall (a) promptly provide Galderma with copies of all material submissions and correspondence with the applicable patent offices with respect to New Licensed Compound- Specific Patent Rights, in sufficient time to allow for review and comment by Galderma and (b) provide Galderma or its patent counsel with an opportunity to consult with Clementia and its patent counsel regarding amendment, submission or response with respect to New Licensed Compound- Specific Patent Rights. The advice and suggestions of Galderma and its patent counsel shall be taken into consideration in good faith by Clementia and its patent counsel in connection with such prosecution; provided, that, if Galderma fails to provide any comment on or before the expiration of two (2) weeks before the proposed date for the amendment, submission or response notified by Clementia, Clementia’s obligations under this Section 9.1.2 shall be deemed to have been fulfilled. Clementia shall pursue in good faith all reasonable claims requested by Galderma in the prosecution of any New Licensed Compound-Specific Patent Rights under this Section 9.1.2; provided, that, if Clementia incurs any additional expense as a result of any such request, Galderma shall be solely responsible for the Patent Costs attributable to the pursuit of any such additional claim or taking such other activities.

9.1.3                    Decision Not to File; Abandonment. If Galderma decides to cease prosecution or to allow to lapse any Licensed Patent Rights, Galderma shall inform Clementia of such decision promptly and, in any event, so as to provide Clementia a reasonable amount of time to meet any applicable deadline to establish or preserve such Licensed Patent Rights in such country or region. Clementia shall have the right, but not the obligation, to assume responsibility for continuing the prosecution of such Licensed Patent Rights in such country or region and paying any required fees to maintain such Licensed Patent Rights in such country or region or defending such Licensed Patent Rights, all at Clementia’s sole expense, through patent counsel or agents of its choice and, to the extent that Clementia assumes such responsibility, Galderma shall promptly deliver to Clementia copies of all necessary files related to any Licensed Patent Rights with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for Clementia to assume such prosecution, maintenance and defense.

31 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

9.2              Enforcement and Defense.

9.2.1                    Third Party Infringement.

(a)                In General.

(i)                 Notice. If [*****] becomes aware of (A) any suspected infringement or misappropriation of any Licensed Patent Rights or New Licensed Compound- Specific Patent Rights that Cover the Development or Commercialization of any Licensed Compound or any Licensed Product in the Clementia Field and in the Territory, or (ii) the submission by any Third Party of an abbreviated NDA under the Hatch-Waxman Act for any Licensed Compound or any Licensed Product in the Clementia Field (each, an “Infringement”), [*****] shall promptly notify [*****] and provide it with all details of such Infringement of which it is aware (each, an “Infringement Notice”). The Patent Coordinators shall promptly meet to discuss the Infringement and the strategy for patent enforcement with respect to that Infringement.

(ii)               [*****] Right to Enforce. [*****] shall have the sole right, but not the obligation, to address such Infringement in the Territory that involves such Licensed Patent Rights. [*****] shall have the first right, but not the obligation, to address such Infringement in the Territory that involves such Licensed Patent Rights, by taking reasonable steps, which may include the institution of legal proceedings or other action, and to compromise or settle such Infringement (each, an “Infringement Response”); provided, that: (A) [*****] shall keep [*****] fully informed about such Infringement Response and [*****] shall provide all reasonable cooperation to [*****] in connection with such Infringement Response; (B) [*****] shall not take any position with respect to, or compromise or settle, any such Infringement in any way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of any Licensed Patent Rights, without the prior consent of [*****], which consent shall not be unreasonably withheld; and (C) if [*****] does not intend to prosecute or defend an Infringement with respect to Licensed Patent Rights, or ceases to diligently pursue an Infringement Response with respect to such an Infringement, it shall promptly inform [*****] in such a manner that such Infringement Response will not be prejudiced and Section 9.2.l(a)(iii) shall apply. All costs, including, without limitation, attorneys’ fees, relating to such Infringement Response shall be home solely by [*****].

(iii)             [*****] Right to Enforce. If (A) [*****] informs [*****] that it does not intend to prosecute any Infringement Response with respect to any Licensed Patent Rights, (B) within [*****] after the receipt of notice of any such Infringement, [*****] has not commenced to take any Infringement Response with respect thereto, or (C) if [*****] ceases diligently to pursue any such Infringement Response, then, unless with respect to (B) or (C) above, [*****] provides [*****] with a commercially reasonable justification for its delay of such Infringement Response that will not adversely affect the scope, validity or enforceability of the Licensed Patent Rights subject to the Infringement, [*****] shall have the right, at its own expense, upon notice to [*****] to take appropriate action to address such Infringement, including by initiating an Infringement Response or taking over prosecution of any legal proceedings initiated by [*****]. In that event, [*****] shall keep [*****] fully informed about such Infringement Response and shall consult with [*****] before taking any major steps during

32 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

the conduct of that Infringement Response. [*****] shall provide reasonable cooperation to [*****] in connection with that Infringement Response. [*****] shall not take any position with respect to, or compromise or settle, such Infringement in any way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of such Licensed Patent Rights without [*****] prior written consent, which consent shall not be unreasonably withheld. All costs, including, without limitation, attorneys’ fees, relating to such Infringement Response shall be borne solely by [*****].

(b)               Right to Representation. [*****] shall have the right to participate and be represented by counsel that it selects, in any Infringement Response with respect to Licensed Patent Rights instituted under Section 9.2.l(a)(ii) or (iii) by [*****]. If [*****] under Section 9.2.1(a) to eliminate an Infringement lacks standing to do so and [*****] has standing to initiate such action, then [*****]under Section 9.2.1(a) may name [*****] as plaintiff in such action or may require [*****] to initiate such Infringement Response at the expense of [*****].

(c)                Cooperation. In any Infringement Response instituted under this Section 9.2.l, the Parties shall cooperate with and assist each other in all reasonable respects. Upon the reasonable request of [*****],[*****] shall join such Infringement Response and shall be represented using counsel of its own choice, at the [*****].

(d)               Allocation of Recoveries. Any settlements, damages or monetary awards (“Recovery”) recovered by either Party pursuant to any Infringement Response shall, after reimbursing the Parties for their reasonable out-of-pocket expenses in making such Recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses) be allocated as follows: [*****].

9.2.2                    Defense of Claims. If any action, suit or proceeding is brought against either Party or any Affiliate of either Party alleging the infringement of the Know-How or Patent Rights of a Third Party by reason of the research and Development of any Licensed Compound or any Licensed Product, such Party shall notify the other Party within five (5) days of the earlier of

(a)                receipt of service of process in such action, suit or proceeding, or (b) the date such Party becomes aware that such action, suit or proceeding has been instituted and the Patent Coordinators shall meet as soon as possible to discuss the overall strategy for defense of such matter. Except as unanimously agreed by the Patent Coordinators, [*****] shall have the obligation to defend such action, suit or proceeding at its sole expense; (b) [*****] shall have the right to separate counsel at its own expense in any such action, suit or proceeding; and (c) the Parties shall cooperate with each other in all reasonable respects in any such action, suit or proceeding. All such expenses with respect to any such action, suit or proceeding in the Territory shall be borne solely by [*****].[*****] shall promptly furnish [*****] with a copy of each communication relating to the alleged infringement that is received by [*****] including all documents filed in any litigation.

9.3              Patent Term Extension and Orange Book Listing. For the avoidance of doubt, as between the Parties:

33 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

(a)                Galderma shall have the sole right to apply for, patent term extensions, worldwide, including in the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, with respect to any Licensed Compounds and Licensed Products, and the Development and Commercialization of each of the foregoing, including patent term extensions decisions with respect to any Licensed Patent Rights, in each case including whether or not to do so. Galderma shall ensure that any and all Licensed Patent Rights remain available for such patent term extensions with respect to any Licensed Compounds and Licensed Products, and the Development and Commercialization of each of the foregoing, unless and until assigned to Clementia or unless the Parties otherwise agree in writing. The Parties shall cooperate with respect to any decisions regarding patent term extensions, worldwide, with respect to any Licensed Patent Rights.

(b)               Clementia shall have the sole right to make all filings with regulatory authorities, worldwide, with respect to any Licensed Compounds and Licensed Products, including as required or allowed (i) in the United States, in the Orange Book, and (ii) outside of the United States, under the national implementations of Article 10.l(a)(iii) of Directive 2001/EC/83 in the European Union or other international equivalents of any of the foregoing.

10.              TERM AND TERMINATION

10.1          Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect, unless otherwise terminated pursuant to Section 10.2, as long as Clementia is Developing or Commercializing a Licensed Product (the “Term”).

10.2          Termination. This Agreement may be terminated by either Party as follows:

10.2.1                Unilateral Right to Terminate Agreement. Clementia may terminate this Agreement, effective at any time by providing not less than ninety (90) days’ prior written notice to Galderma.

10.2.2                Termination for Good Reason. Clementia may terminate this Agreement effective at any time by providing not less than ninety (90) days’ prior written notice to Galderma in the event that the results of any preclinical or clinical activity with respect to any Licensed Compound or Licensed Product (including without limitation any (i) negative safety signal, (ii) failure of a Licensed Compound or Licensed Product to achieve the desired result in a preclinical activity, or (iii) failure of a Licensed Product to achieve the primary end point in a clinical trial with statistical significance (p <.05)) causes Clementia to determine to discontinue Development or Commercialization of Licensed Compounds or Licensed Products. In the event Clementia terminates this Agreement pursuant to this Section I 0.2.2, Clementia’s written notice shall specify the basis for such termination in reasonable detail. In the event that Galderma disputes that the results of such preclinical or clinical activity have caused Clementia to determine to discontinue Development or Commercialization of Licensed Compounds or Licensed Products and asserts that such termination should be treated as a termination without cause under Section 10.2.1, Galderma shall give Clementia written notice of such claim and the

34 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

Parties shall promptly meet and discuss in good faith how to resolve such issue. If the Parties fail to reach agreement on whether the results of such preclinical or clinical activity have caused Clementia to determine to discontinue Development or Commercialization of Licensed Compounds or Licensed Products, the Parties shall refer such disputed matter to the Executive Officers, who shall promptly initiate discussions in good faith to resolve such disputed matter and if such disputed matter is not resolved by the Executive Officers within twenty (20) days after the date the Executive Officers first meet to consider such disputed matter or sixty (60) days after the date of Galderma’s written notice, the disputed matter shall be resolved in accordance with Section 13.1.

10.2.3                Termination for Breach. If a Party materially breaches any of its obligations under the Agreement, the non-breaching Party may provide the breaching Party with a written notice specifying the nature of the breach, and stating its intention to terminate this Agreement if such breach is not cured. If the material breach is not cured within sixty (60) days (or thirty (30) days with respect to breach of a payment obligation) after the receipt of such notice, the non-breaching Party shall be entitled, without prejudice to any of its other rights under this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement by providing written notice to the other Party.

10.2.4                Termination for Insolvency. Either Party shall have the right to terminate this Agreement in its entirety upon immediate written notice if the other Party (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all of a substantial part of its property, (ii) makes a general assignment for the benefit of its creditors, (iii) commences a voluntary case under the Bankruptcy Code of any country, (iv) files a petition seeking to take advantage of any Applicable Laws relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fails to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code of any country, (vi) takes any corporate action for the purpose of effecting any of the foregoing, (vii) has a proceeding or case commenced against it in any court of competent jurisdiction, seeking (A) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (B) the appointment of a trustee, receiver, custodian, liquidator or the like of all or any substantial part of its assets, or (C) similar relief under the Bankruptcy Code of any country, and an order, judgment or decree approving any of the foregoing is entered and continues unstayed for a period of sixty (60) days, or (viii) has an order for relief against it entered in an involuntary case under the Bankruptcy Code of any country and, in any of (i) through (viii) above, the application, assignment, commencement, filing, or corporate action continues unstayed for, and/or is not otherwise discharged or withdrawn on or before, a period of sixty (60) days.

10.3          Consequences of Termination of Agreement.

10.3.1                Termination by Clementia under Section 10.2.1. If Clementia terminates this Agreement pursuant to Section 10.2.l, or if it is determined pursuant to Section 10.2.2 or Section 13.l that Clementia’s termination under Section 10.2.2 should be treated as a termination without cause under Section 10.2.1:

35 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

(a)                all licenses and rights granted by Galderma to Clementia pursuant to this Agreement, including the licenses and rights granted to Clementia under Section 2.1 with respect to the Development and Commercialization of all Licensed Compounds and all Licensed Products, shall terminate as of the effective date of termination;

(b)               Galderma shall no longer be subject to any obligations under Sections 2.2 and 2.5; and

(c)                All reports delivered by Clementia to Galderma pursuant to Sections and 5.6 shall cease to be Confidential Information of Clementia and Galderma shall be free to use or disclose such reports to third parties. For clarity, no license is granted to Galderma to any Clementia Know-How, Clementia Patent Rights, or Clementia Materials; and

(d)               At the written request of Galderma, Clementia and Galderma shall negotiate within a period of [*****] (the “Negotiation Period”), the grant by Clementia to Galderma of a non-exclusive license to Clementia Program Patent Rights and Clementia Program Know-How on terms and conditions to be negotiated in good faith. Such license shall grant to Galderma or to any sublicensee of Galderma, the non-exclusive right to use Clementia Program Patent Rights and Clementia Program Know-How, solely to develop, manufacture and commercialize products that contain, incorporate or comprise a Licensed Compound in the Territory and in all fields, including Clementia Field (a “Termination License”).

If the Parties fail to negotiate and sign a Termination License within the Negotiation Period, the Parties shall promptly select and appoint an independent expert having experience in the licensing of patents and know-how in the pharmaceutical field, who shall serve as a single arbitrator to resolve the principal terms, including without limitation the financial terms, of the Termination License. The provisions of Section 13.l other than Section 13.l(b) and 13.l (e) shall apply to such arbitration. The Parties may submit proposals, briefs or other information to the arbitrator on a schedule determined by the arbitrator and shall have an amount of time determined by the arbitrator to present witnesses and oral argument. The arbitrator shall be required to provide his/her decision within a period of ninety (90) days following the final hearing before the arbitrator.. All fees and costs incurred by the arbitrator shall be equally shared by the Parties

If the Parties cannot agree upon the choice of the independent arbitrator within thirty (30) days following the end of the Negotiation Period, then the independent arbitrator shall be appointed by the ICC.

10.3.2                Termination by Clementia under Section 10.2.2. If this Agreement is terminated by Clementia pursuant to Section 10.2.2:

(a)                all licenses and rights granted by Galderma to Clementia pursuant to this Agreement, including the licenses and rights granted to Clementia under Section 2.1 with respect to the Development and Commercialization of all Licensed Compounds and all Licensed Products, shall terminate as of the effective date of termination;

(b)               Galderma shall no longer be subject to any obligations under Sections 2.2 and 2.5; and

36 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

(c)                each Party shall promptly return all Confidential Information and Proprietary Materials of the other Party that are not subject to a continuing license hereunder; provided, that, each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

10.3.3                Termination by Clementia under Section 10.2.3 or Section 10.2.4. If this Agreement is terminated by Clementia pursuant to Section 10.2.3 or Section 10.2.4:

(a)                Galderma shall continue to be subject to its obligations under Sections 2.2 and 2.5;

(b)               the rights and obligations of Clementia under this Agreement shall continue following the effective date of termination, including the licenses and rights granted by Galderma to Clementia pursuant to Section 2.1 with respect to any Licensed Compound and/or any Licensed Products and the right of Galderma to obtain compensation or the right of Clementia to recover damages, as set forth below, depending on the cause for termination:; and

(c)                In the event Clementia terminates this Agreement pursuant to Section 10.2.3 for breach of Galderma’s obligations set forth in Section 2.2, the milestone payments, royalties, and Sublicense Agreement Payments set forth in Article 6 of’ this Agreement shall be reduced by [*****];

(d)               In the event Clementia terminates this Agreement pursuant to Section 10.2.3 for (x) any breach other than a breach of Galderma’s obligations set forth in Section 2.2, or (y) pursuant to Section I 0.2.4, such exercise shall be without prejudice for Clementia to claim for damages (which may include reductions in the milestone payments, royalties, and Sublicense Agreement Payments set forth in Article 6 of this Agreement) pursuant to Section 13.1 (Arbitration) of this Agreement.

(e)                each Party shall promptly return all Confidential Information and Proprietary Materials of the other Party that are not subject to a continuing license hereunder; provided, that, each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

10.3.4                Termination by Galderma. If this Agreement is terminated by Galderma pursuant to Section 10.2.3 or Section 10.2.4:

(a)                all licenses and rights granted by Galderma to Clementia pursuant to this Agreement, including the licenses and rights granted to Clementia under Section 2.1 with respect to the Development and Commercialization of all Licensed Compounds and all Licensed Products, shall terminate as of the effective date of termination;

(b)               Galderma shall no longer be subject to any obligations under Sections 2.2 and 2.5; and

37 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

(c)                each Party shall promptly return all Confidential Information and Proprietary Materials of the other Party that are not subject to a continuing license hereunder; provided, that, each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

10.4          Surviving Provisions. Termination or expiration of this Agreement for any reason shall be without prejudice to: (a) the survival of rights specifically stated in this Agreement to survive, including as set forth in Section 10.3; (b) the rights and obligations of the Parties provided in Sections 3.2 and Articles 7, 8, 11, 12 and 13 (including all other Sections or Articles referenced in any such Section or Article), all of which shall survive such termination except as provided in this Article 1O; and (c) any other rights or remedies provided at law or equity which either Party may otherwise have.

11.              REPRESENTATIONS AND WARRANTIES

11.1          Mutual Representations and Warranties. Galderma and Clementia each represents and warrants to the other, as of the Effective Date, as follows:

11.1.1                Organization. It is a corporation or company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

11.1.2                Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or company action and will not violate (a) such Party’s certificate of incorporation or bylaws (or equivalent organizational documents), (b) any agreement, instrument or contractual obligation to which such Party is bound in any material respect, (c) any requirement of any Applicable Laws, or (d) any order, writ, judgment, injunction , decree, determination or award of any court or governmental agency presently in effect applicable to such Party.

11.1.3                Binding Agreement. This Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms and conditions.

11.1.4                No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

11.1.5                No Debarment. Neither such Party nor any of its Affiliates has been debarred or disqualified or is subject to debarment or disqualification by any Regulatory Authority. To such Party’s Knowledge, there are no facts or circumstances that could reasonably be expected to adversely affect the acceptance, or the subsequent approval, by any Regulatory Authority of any filing, application or request for Regulatory Approval of any Licensed Compound or Licensed Product in the Territory.

38 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

11.2          Additional Representations of Galderma. Galderma further represents and warrants to Clementia, as of the Effective Date, as follows:

11.2.1                Licensed Patent Rights. Schedule 4 shall be updated by Galderma within thirty (30) days from any change in Licensed Patent Rights Controlled by Galderma. Schedule 4 sets forth a complete and accurate list of all Licensed Patent Rights Controlled by Galderma as of the Effective Date and will, as updated, set forth a complete and accurate list of all Licensed Patent Rights Controlled by Galderma. Galderma does not own or Control any Patent Rights or Know- How that Covers the RARg Compounds, other than the Licensed Patent Rights.

11.2.2                No Claims. There are no claims, judgment or settlements against Galderma pending, or to Galderma’s Knowledge, threatened, that invalidate or seek to invalidate any Licensed Patent Rights.

11.2.3                No Assignment. Galderma has not granted any right, license or interest in or to any Licensed Patent Rights that is inconsistent with the licenses granted to Clementia under this Agreement.

11.2.4                Ownership. Galderma is the sole and exclusive owner of, or Controls, the Licensed Know-How and the Licensed Patent Rights and has the ability to grant to Clementia the licenses granted to Clementia under this Agreement.

11.2.5                External Funding. Galderma is not a party to any agreement with any governmental entity or an agency thereof or any Third Party pursuant to which such governmental entity, such agency or such Third Party provided funding for the development of any of the Licensed Patent Rights and which give such governmental entity, agency or third party any rights to any Galderma Patent Right.

11.2.6                No Interference or Review. The Licensed Patent Rights are not the subject of any interference proceeding, inter partes review or post-grant review and there is no pending or threatened action, suit, proceeding or claim by a Third Party challenging Galderma’s ownership rights in, or the validity or scope of, any Licensed Patent Rights.

11.2.7                No Litigation. There is no claim, action, suit, proceeding, complaint or investigation pending or, to Galderma’s reasonable Knowledge, currently threatened against Galderma or any of its Affiliates with respect to any of the Licensed Patent Rights.

11.2.8                No Third Party Infringement. To Galderma’s reasonable Knowledge, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate any of the Licensed Patent Rights.

11.2.9                No Infringement. To Galderma’ s reasonable Knowledge, the Development and Commercialization of Licensed Products as contemplated herein will not infringe and will not misappropriate any Patent Rights or other intellectual property or proprietary right of any Person.

39 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

11.2.10            All Licensed Compounds Provided. The Licensed Compounds constitute all retinoic acid receptor gamma agonists within the Licensed Compound Families owned or Controlled by Galderma.

11.2.11            Documentation. Galderma has provided to Clementia all documentation, data, information and the like under its control relating to Licensed Compounds and the use thereof outside the Galderma Field. All written information and documents provided to Clementia are true, complete and correct copies of what they purport to be.

11.3          Warranty Disclaimer. Clementia acknowledges that the Licensed Compounds and Galderma Material are experimental in nature and that not all of such Licensed Compounds and Galderma Material’s characteristics are known. Clementia agrees to take all reasonable precautions to prevent death, injury, illness and property damage from the use of the Licensed Compounds and Galderma Material. Any and all uncertainties, risks and perils connected with the use of the Licensed Compounds and Galderma Material are to be assumed solely by Clementia, which accepts such uncertainties, risks and perils, except to the extent that they are attributable to (i) any negligent or willfully wrong act or omission on the part of Galderma, its Affiliates, employees, or representatives, or (ii) the failure by Galderma to conform to the Agreement or Applicable Laws.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY KNOW-HOW, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

11.4          No Warranty of Success. Nothing contained in this Agreement shall be construed as a warranty, either express or implied, on the part of either Party that (a) the Licensed Compounds will be appropriate for the Development and Commercialization, (b) the Development Program will be successful or meet its goals, timelines or budgets, or (c) the outcome of the Development Program will be commercially exploitable in any respect.

12.              INDEMNIFICATION; INSURANCE.

12.1          Indemnification of Galderma by Clementia. Clementia shall indemnify, defend and hold harmless Galderma, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “Galderma Indemnitees”), against all liabilities, damages, losses and expenses (including reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon the Galderma Indemnitees, or any of them, as a direct result of claims, suits, actions, demands or judgments of Third Parties, (collectively, “Galderma Indemnity Claims”), arising out of (a) the use, Development and/or Commercialization of any Exclusive Licensed Compound and/or any Licensed Product by Clementia or any of its Affiliates; (b) any misrepresentation in this Agreement by Clementia or any of its Affiliates; or (c) the gross negligence or willful misconduct of any Clementia Indemnitee excluding any Clementia Indemnity Claim or Losses for which Galderma has an obligation to indemnify Clementia Indemnitees pursuant to Section

40 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

12.2, as to which claim or Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.

12.2          Indemnification of Clementia by Galderma. Galderma shall indemnify, defend and hold harmless Clementia, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “Clementia Indemnitees”), against all Losses incurred by or imposed upon the Clementia Indemnitees, or any of them, as a direct result of claims, suits, actions, demands or judgments of Third Parties (collectively, “Clementia Indemnity Claims”) arising out of (a) any misrepresentation in this Agreement by Galderma or any of its Affiliates or agents; or (b) the gross negligence or willful misconduct of any Galderma Indemnitee, excluding any Galderma Indemnity Claim or Losses for which Clementia has an obligation to indemnify any Galderma Indemnitees pursuant to Section 12.l, as to which claims or Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.

12.3          Conditions to Indemnification. A Person seeking recovery under this Article 12 (the “Indemnified Party”) in respect of a Claim shall give prompt notice of such Claim to the Party from whom indemnification is sought (the “Indemnifying Party”); and provided that the Indemnifying Party is not contesting its obligation under this Article 12, shall permit the Indemnifying Party to control any litigation relating to such Claim and the disposition of such Claim; and further provided, that the Indemnifying Party shall (a) act reasonably and in good faith with respect to all matters relating to the settlement or disposition of such Claim as the settlement or disposition relates to such Indemnified Party and (b) not settle or otherwise resolve such claim without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). Each Indemnified Party shall cooperate with the Indemnifying Party in its defense of any such Claim in all reasonable respects and shall have the right to be present in person or through counsel at all legal proceedings with respect to such Claim. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 12.

12.4          Limited Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOST REVENUES, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 12.1 OR 12.2.

12.5          Insurance. Each Party shall procure and maintain insurance, including product liability insurance, or shall self-insure, in each case in a manner adequate to cover its obligations under this Agreement and consistent with normal business practices of prudent companies similarly situated at all times during the Term and for a period of [*****] thereafter. Each Party

41 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

shall procure insurance or self-insure at its own expense. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 12. Each Party shall provide the other Party with written evidence of such insurance or self-insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance.

13.              MISCELLANEOUS

13.1          Arbitration. Unless the Parties mutually agree otherwise, any dispute, other than the failure to negotiate a Termination License pursuant to Section 10.3.l(d) (the resolution of which, for clarity, shall be governed by Section 10..3.l(d)), arising out of or related to this Agreement or its breach, termination or validity will be finally resolved by binding arbitration administered by the International Chamber of Commerce (“ICC”) pursuant to its Dispute Resolution Rules in effect at the time such dispute arises, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. To the extent such rules are inconsistent with this provision, this provision will control. The following rules will apply to any such arbitration:

(a)                Any demand for arbitration must be made in writing to the other Party

(b)               There will be three (3) arbitrators, one of whom shall be appointed by each party and a third of whom shall be the chairman of the panel and be appointed by mutual agreement of the two arbitrators appointed by the Parties. If the two arbitrators cannot agree on the appointment of the third arbitrator within thirty (30) days, then the ICC shall select the arbitrator. Any arbitration involving patent rights, other intellectual property rights or intellectual property will be heard by arbitrators who are expert in such areas.

(c)                The arbitration will be held in New York, New York, or such other location as the Parties agree. The arbitrators will apply the substantive law of the State of New York in accordance with Section 13.4, without regard to conflicts of laws and except that the interpretation and enforcement of this arbitration provision will be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et. seq.

(d)               Neither Party will have the right independently to seek recourse from a court of law or other authorities in lieu of arbitration, but each Party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. There shall be a stenographic record of the proceedings. The decision of the arbitrators will be final and binding upon both Parties. The arbitrators will render a written opinion setting forth findings of fact and conclusions of law.

(e)                The expenses of the arbitration will be borne by the Parties in proportion as to which each Party is defeated in arbitration. Each Party will bear the expenses of its counsel and other experts.

(f)                The arbitration will be conducted in English.

42 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

13.2          Equitable Relief. Notwithstanding anything to the contrary, each of the Parties hereby acknowledges that a breach or threatened breach of their respective obligations under this Agreement may cause irreparable harm and that the remedy or remedies at law for any such breach may be inadequate. Each of the Parties hereby agrees that, in the event of any such breach or threatened breach, in addition to all other available remedies hereunder, the non-breaching Party shall have the right, through the arbitration process described in Section 13.1, to seek equitable relief to enforce the provisions of this Agreement.

13.3          Notices. All notices and communications shall be in writing and delivered personally or by internationally-recognized overnight express courier providing evidence of delivery, addressed as follows below, or by email or facsimile confirmed thereafter by any of the foregoing, or to such other address as may be designated from time to time.

If to Clementia:	Clementia Pharmaceuticals, Inc. 4150 Saint-Catherine West Suite 550 Montreal, Canada H3Z 2Y5 Attention: Clarissa Desjardins Tel: [*****] Fax: [*****]
With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, Massachusetts 02111 Attention: John J. Cheney, Esq. Tel: [*****] Fax: [*****]
If to Galderma:	Galderma Research & Development SNC Les Templiers, 2400 route des Colles 06410 Biot, France Attention: Licensing Department Tel.: [*****] Fax: [*****]
With a copy to:	Galderma Research & Development SNC Les Templiers, 2400 route des Colles 06410 Biot, France Attention: Legal Department Tel.: [*****] Fax: [*****]

Except as otherwise expressly provided in this Agreement or mutually agreed by the Parties in writing, any notice, communication or document (excluding payment) required to be given or made shall be deemed given or made and effective upon actual receipt or, if earlier, three (3) Business Days after deposit with an internationally-recognized overnight express courier with charges prepaid addressed to a Party at its address stated above or to such other

43 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

address as such Party may designate by written notice given in accordance with this Section 13.3.

13.4          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (U.S.A.), without regard to the application of principles of conflicts of law.

13.5          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

13.6          Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

13.7          Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and both of which, together, shall constitute a single agreement.

13.8          Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms of this Agreement may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party or Parties waiving compliance. The delay or failure of either Party at any time or times to require performance or to exercise any right arising out of any provisions shall in no manner affect the rights at a later time to enforce the same. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party. No single or partial exercise of any right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement. Except as expressly set forth in this Agreement, all rights and remedies available to a party, whether under this Agreement or afforded by Applicable Laws or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such party.

13.9          Third Party Beneficiaries. Except as set forth in Sections 12.1 and 12.2, no Third Party (including employees of either Party) shall have or acquire any rights by reason of this Agreement.

13.10      Purposes and Scope. The Parties hereto understand and agree that the relationship between the parties described herein is limited to the activities, rights and obligations as set forth in this Agreement. Nothing in this Agreement shall be construed (a) to create or imply a general partnership between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede or vitiate any other arrangements between the Parties with respect to any subject matter not covered hereunder, (d) to give either Party the right to bind the other, (e) to create any duties or obligations between the Parties except as expressly set forth herein, or (f) to grant any direct or implied licenses or any other rights other than as expressly set forth herein.

44 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

13.11      Assignment and Successors. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the written consent of the other which consent shall not be unreasonably withheld, conditioned or delayed, except that each Party may assign this Agreement and the rights, obligations and interests of such Party (a) in whole or in part, to any of its Affiliates, provided that the assigning party shall remain liable and responsible to the non- assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate, or (b) in whole, but not in part, to any purchaser of all or substantially all of its assets or all or substantially all of its assets to which this Agreement relates or shares representing a majority of its common stock voting rights or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction; provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), (i) the acquiring party expressly assumes this Agreement (including the obligations under Section 2.5) in writing and (ii) intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the Know-How and Patent Rights licensed hereunder.

13.12      Force Majeure. Neither Clementia nor Galderma shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to a Force Majeure. In the event of such Force Majeure, the Party affected shall use commercially reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder. Notice of a Party’s failure or delay in performance due to Force Majeure must be given to the other Party within ten (10) days after its occurrence. All delivery dates under this Agreement that have been affected by Force Majeure shall be tolled for the duration of such Force Majeure. If a Force Majeure persists for more than thirty (30) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such Force Majeure.

13.13      Interpretation. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rules of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to each Party and not in a favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement. In addition, unless a context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, the word “or” is used in the inclusive sense (and/or) and the word “including” is used without limitation and means “including without limitation”. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to

45 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Applicable Laws herein will be construed as referring to such Applicable Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person will be construed to include the person’s successors and permitted assigns, (iv) any reference herein to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such party may determine in such party’s sole discretion, (v) all references herein to Sections or Exhibits will be construed to refer to Sections and Exhibits to this Agreement, (vi) except as otherwise expressly provided herein all references to “$” or “dollars” refer to the lawful money of the U.S., and (ix) the words “copy” and “copies” and words of similar import when used in this Agreement include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply. This Agreement has been prepared in the English language and the English language shall control its interpretation . In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

13.14      Integration; Severability. This Agreement and the Exclusive Evaluation and Option Agreement set forth the entire agreement with respect to the subject matter hereof and thereof and supersede all other agreements and understandings between the Parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as are set forth in this Agreement and the Exclusive Evaluation and Option Agreement and any other documents delivered pursuant hereto or thereto. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

13.15      Further Assurances. Each of Galderma and Clementia, upon the request of the other Party, whether before or after the Effective Date and without further consideration, will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney, instruments and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

13.16      Expenses. Each of the Parties will bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby and thereby.

13.17      Intellectual Property. The parties acknowledge and agree that the licenses granted by the Parties and all other rights granted under or pursuant to this Agreement are and

46 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code (or analogous provisions of the bankruptcy laws of any Governmental Authority), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code (or analogous foreign provisions), and that this Agreement is an executory contract governed by Section 365(n) of the Bankruptcy Code (or analogous foreign provisions) in the event that a bankruptcy proceeding is commenced involving either party. Clementia, as the licensee of such rights under Section 2.1, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The foregoing provisions of this Section 13.17 are without prejudice to any rights the parties may have arising under the Bankruptcy Code or other Applicable Laws.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

GALDERMA RESEARCH & DEVELOPMENT SNC By: /s/ Pierre Diebolt Name: Pierre Diebolt Title: R&D Managing Director
CLEMENTIA PHARMACEUTICALS INC. By: /s/ Clarissa Desjardins Name: Clarissa Desjardins Title: Chief Executive Officer
47 Confidential Information omitted and filed separately with the Securities and Exchange Commission. Five asterisks denote omissions.

SCHEDULE 1

Confidential Information omitted and filed separately with the Securities and Exchange Commission. A total of 1 page was omitted.

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SCHEDULE 2

Confidential Information omitted and filed separately with the Securities and Exchange Commission. A total of 2 pages were omitted.

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SCHEDULE 3

INITIAL INDICATIONS

ALL MUSCULOSKELETAL, HETEROTOPIC OSSIFICATION AND FIBROTIC INDICATIONS,

ADDITIONAL INDICATIONS

BRAIN TUMORS

OCULAR DISEASES

SCHEDULE 4

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SCHEDULE 5

Confidential Information omitted and filed separately with the Securities and Exchange Commission. A total of 1 page was omitted.

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